As filed with the Securities and Exchange Commission on July 1, 2015

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RMR Industrials Inc.
(Exact name of Registrant as specified in its charter)

Nevada	46-0750094
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

9595 Wilshire Blvd., Suite 310
Beverly Hills, CA 90212
Telephone: (310) 409-4113

(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Incorp Services, Inc.
2360 Corporate Circle, Suite 400
Henderson, NV 89074
Telephone: (702) 866-2500

(Name, Address, and Telephone Number for Agent of Service)

Copies to:

Mark C. Lee

Greenberg Traurig, LLP
1201 K Street, Suite 1100
Sacramento, CA 95814
Telephone: (916) 442-1111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer (do not check if smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Class B Common Stock (2)	$20,000,000.00	$2,324.00
Total	$20,000,000.00	$2,324.00

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the 20,000,000 shares of Class B Common Stock to be issued by the Company.

In the event of stock splits, stock dividends, or similar transactions involving the Registrant’s Class B Common Stock, the number of shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JULY___, 2015

RMR Industrials Inc.

_________ Shares of Class B Common Stock

We are offering __________ of our shares of Class B Common Stock.

Our Class B Common Stock is currently quoted on the OTCQB under the symbol “RMRI”. No shares of our Class B Common Stock have publicly traded on the OTCQB to date. The offering price of our Class B Common Stock will be $___ per share. For factors considered in determining the public offering price of the shares of Class B Common Stock offered hereby, see “Determination of Offering Price.”

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

Investing in our Class B Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page __ of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

	Per Share	Sale Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to RMR Industrials Inc.	$	$

We have granted to the underwriter an option to purchase up to __________ additional shares of our Class B Common Stock to cover over-allotments, if any, within 30 days of the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of our Class B Common Stock to purchasers on or about            , 2015.

The date of this prospectus is            , 2015.

You should rely only on the information contained or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. Our business, financial condition, results of operations and prospects may have changed since that date.

Some of the industry and market data contained in or incorporated by reference in this prospectus are based on independent industry publications or other publicly available information, while other information is based on our internal sources. Although we believe that each source is reliable as of its respective date, the information contained in such sources has not been independently verified, and neither we nor the underwriters can assure you as to the accuracy or completeness of this information.

As used throughout this prospectus, the terms “the Company”, “RMRI”, or “we,” “our” and “us” means RMR Industrials Inc. and its wholly-owned subsidiary, RMR IP Inc., unless the context otherwise requires.

[All trade names used in this prospectus are either our registered trademarks or trademarks of their respective holders. Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. We also have a number of other registered trademarks, service marks and pending applications relating to our products. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.]

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our Class B Common Stock. You should read the entire prospectus carefully, including the risks related to our business and investing in our Class B Common Stock discussed under “Risk Factors” beginning on page __ and the other information and documents incorporated by reference into this prospectus, including our consolidated financial statements and related notes thereto.

Overview

Our strategy is to become an owner, producer and distributor of certain industrial minerals, including but are not limited to: feldspar, talc, mica, bentonite, vermiculite, frac sand, aggregates, antimony, barite, silica, ball clays, graphite, sulfur and zeolite. We also plan to become an owner, producer and distributor of certain chemicals, including but not limited to: glycols, ethanolamines, methanol, antifreeze, biocides, corrosion inhibitors, demulsifiers, desalting compounds and dispersants. The experienced management team of RMR Industrials Inc. brings a multi-cycle successful track record of discovering, financing and operating off-market natural resource businesses.

We have not yet completed the acquisition of any industrial assets or entered into any types of asset purchase agreements, however, we are engaged in advanced negotiations with two companies for which we established a preliminary purchase price and key terms. One company is a magnesium silicate producer and supplier for the ceramic, paint, plastic, roofing, composite wood and agricultural industries in North America and the other company formulates production, drilling and specialty chemicals while also providing contract blending and reclamation services to the energy industry.

RMR IP Inc. (“RMR IP”) was incorporated on October 15, 2014 as a Nevada corporation and was formed to acquire and consolidate complimentary industrial commodity assets through capitalizing on the volatile oil market, down cycles in commodity markets, and other ancillary opportunities.

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On November 17, 2014, Rocky Mountain Resource Holdings, Inc. (the “RMRH”) became our majority shareholder by acquiring 5,200,000 shares of our common stock (the “Shares”), or 69.06% of the issued and outstanding shares of our common stock, pursuant to stock purchase agreements with Messrs. El Maraana and Salah Blal, our former officers and directors. The Shares were acquired for an aggregate purchase price of $357,670.

On December 8, 2014, we changed our name to “RMR Industrials, Inc.” in connection with the change in our business plan.

On February 26, 2015, we amended and restated our articles of incorporation to authorize the issuance of 4,050,000,000 shares, 2,000,000,000 shares of which shall be Class A Common Stock, par value $0.001 per share, 2,000,000,000 shares of which shall be Class B Common Stock, par value $0.001 per share, and 50,000,000 shares of which shall be Preferred Stock, par value $.001 per share.

On February 27, 2015, we entered into and consummated a merger transaction pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, OLYB Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”) and RMR IP. In accordance with the terms of Merger Agreement, on the Closing Date, Merger Sub merged with and into RMR IP (the “Merger”), with RMR IP surviving the Merger as our wholly-owned subsidiary.

Target Markets

We plan to acquire and consolidate complementary industrial commodity assets through capitalizing on the volatile oil markets, down cycles in commodity markets, and other ancillary opportunities. Typically these assets are the core manufacturer and supplier of specific bulk commodity minerals, chemicals and petrochemicals distributed to the global manufacturing industry.

We believe that the cash flows generated by the businesses that we will operate will provide us with the ability to pursue further acquisitions in order to build on our existing segments, or to establish a new business platform for future growth. To further supplement our capital requirements for future potential acquisitions, we intend to utilize a combination of debt and equity financings, including traditional loans from financial institutions. Our primary financial criteria focus on accretive companies with positive cash flow in the industrial commodities sectors. These companies should generate annual cash flow of $500,000 to $15,000,000 or annual revenues greater than $10,000,000. For consolidating businesses within the same sector and business plan, our strategic criteria will be focused on not only acquiring historical cash flows but also incremental products, services, proprietary technology, regional access, new customers or unique advantages.

Potential Competitive Strengths

We believe our process to discover, finance and operate unique natural resource and industrial assets provides us a competitive advantage to achieve critical mass through acquisition of high-growth assets. Our principals have extensive experience in investing in and operating natural resource assets. We believe our potential competitive strengths to be the following:

•	Proprietary Acquisition Sources – Management has a long-standing track record of discovering unique assets pertinent to our current business strategy.
•	Public Company Status - Our status as a public company will make us an attractive business combination partner to target businesses, and will provide greater access to capital and an increased company profile.
•	Financial Position - We offer target businesses a variety of financial scenarios, such as the option of providing the owners of a target business with shares in a public company, and a public means to sell such shares, providing cash for stock, and providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio.
•	Management Operating and Investing Experience - The members of our management team have developed a broad international network of contacts and corporate relationships which we believe will serve as a useful source of investment opportunities.

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Growth Strategy

On June 26, 2015, our wholly-owned subsidiary, United States Talc and Minerals Inc. (“USTM”), entered into a non-binding financing arrangement with Auramet International LLC (“Auramet”), whereby subject to certain conditions, including but not limited to, the approval of a satisfactory acquisition candidate, technical due diligence and an executable acquisition purchase agreement, Auramet will loan USTM the principal amount of $12,000,000.  The maturity date of such note will be on the second anniversary of the closing and such note will accrue interest at a rate of 15% annually.  The note shall be secured by a first priority lien on all the assets of USTM.  We have also entered into a non-binding mezzanine financing arrangement with Auramet, whereby subject to meeting certain conditions, Auramet will loan USTM an additional principal amount of $5,000,000. The maturity date of such note will be on the second anniversary of the closing and such note will accrue interest at a rate of 15% annually. The note shall be secured by a second priority lien on certain assets of USTM. There are no assurances that USTM will enter into binding loan agreements with Auramet, and upon terms that are ultimately satisfactory to us. Any such failure will result in USTM and us having to seek financing from other potential sources.

Our strategy focuses on the formation, development and growth of scalable natural resource enterprises through leveraging our deep industry relationships to facilitate off-market acquisitions of private assets, including family-owned assets, in the midst of both assets and generational transitions. We plan to create consistent and predictable cash flows from our various businesses alongside new and accretive areas of growth, the combination of which we believe creates a lower risk environment.

To seek further growth, we place a premium on technology enablers, which we believe can result in exponential growth in markets with linear growth patterns tied to cyclical demands for products and services. Technology enablers include advances in enterprise systems in information technology, optimization of equipment and man hours and new applications and/or modification of materials for new material applications. The robustness of today’s information technology systems permit a reasonable capital expense to manage dynamic sales channels while simultaneously introducing our product and service offerings into the supply chains of the world’s top industrial companies. We intend to capture market share and provide services to the largest customers in the global manufacturing and supply industries. With the use of these technological advances, our goal is to eliminate unplanned down time at customer facilities, therefore increasing efficiency and profit margins.

Summary of Risk Factors

Our business is subject to numerous risks, which are described in the section entitled “Risk Factors” immediately following this prospectus summary on page [__]. You should carefully consider these risks before making an investment. In particular, the following considerations, among others, may offset our potential competitive strengths or have a negative effect on our growth strategy, which could cause a decline in the price of our Class B Common Stock and result in a loss of all or a portion of your investment:

•	We have incurred losses in prior periods and may incur losses in the future.
•	Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our activities and investors could lose their entire investment.
•	Our cash flows and capital resources may be insufficient to make required payments under the management services agreement with Industrial Management LLC.
•	Because we may never earn revenues from our operations, our business may fail and investors may lose all of their investment in our Company.
•	Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.
•	If we are unable to identify, fund and execute new acquisitions, we will not be able to execute a key element of our business strategy.
•	Loss of key members of our management could disrupt our business.
•	The industries in which we compete are highly competitive, and we may not be able to compete effectively with our competitors that have greater financial resources, which could have a material adverse effect on our business, results of operations and financial condition.
•	Increases in the price of our primary raw materials may decrease our profitability and adversely affect our liquidity, cash flow, financial condition and results of operations.

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•	The Company will operate in a global, competitive environment which gives rise to operating and market risk exposure.
•	Disruptions in production at our manufacturing facilities, both planned and unplanned, may have a material impact on our business, results of operations and/or financial condition.
•	We will expend large amounts of money for environmental compliance in connection with our operations.
•	We are subject to environmental clean-up costs, fines, penalties and damage claims that have been and continue to be costly.
•	Increased concerns regarding the safe use of chemicals in commerce and their potential impact on the environment have resulted in more restrictive regulations from local, state and federal governments and could lead to new regulations.
•	We work with dangerous materials that can injure our employees, damage our facilities and disrupt our operations.
•	We may be subject to claims of infringement of the intellectual property rights of others, which could hurt our business.

Company Information

Our principal executive offices are currently located at RMR Industrials Inc., 9595 Wilshire Blvd., Suite 310, Beverly Hills, California 90212, and our telephone number is (310) 409-4113. Information regarding RMR Industrials’ operations may be found at www.rmrholdings.com. Information contained in or accessible through this website does not constitute part of this prospectus.

We are an emerging growth company, as that term is defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with new or revised accounting standards until they would apply to private companies, although we are choosing to “opt out” of this exemption and will comply with such standards as required when they are adopted;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachute;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

We will remain an “emerging growth company” until the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration under the Securities Act, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We also qualify as a “smaller reporting company,” as defined by Regulation S-K under the Securities Act of 1933, as amended, or the “Securities Act.” As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements. We will continue to be deemed a smaller reporting company until our public float exceeds $75,000,000 on the last day of our second fiscal quarter in any fiscal year.

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Summary of the Offering

Class B Common Stock we are offering:	________ shares of Class B Common Stock

Underwriters’ option to purchase additional shares of Class B Common Stock:	We have granted the underwriter a 30-day option to purchase up to ______ additional shares of Class B Common Stock at the public offering price, less underwriting discounts and commissions.
Class B Common Stock outstanding immediately after the offering:	________ shares of Class B Common Stock

Use of proceeds:	Our net proceeds from the offering, without exercise of the underwriter’s over-allotment option, will be approximately $_____, after deducting underwriting discounts and commissions and expenses. We intend to use the net proceeds of this offering to finance acquisitions and for general corporate purposes. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” beginning on page __ of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of factors you should consider before investing in shares of our common stock.

OTCQB symbol:	“RMRI”

Summary Financial Data

The following tables set forth our summary financial data for the periods presented and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this prospectus. The summary financial data for the period from October 15, 2014 (inception) through January 31, 2015 was derived from our audited financial statements included elsewhere in this prospectus. We have also included data from our unaudited financial statements for the three months ended March 31, 2015. Our historical results presented below are not necessarily indicative of the financial results that may be achieved in any future period.

Summary of Statement of Operations	October 15, 2014 (inception) through January 31, 2015	Three Months Ended March 31, 2015
Revenues	$-	$-
Cost of Goods Sold	$-	$-
Selling, General and Administrative Expenses	$407,521	$514,277
Total Other income (expense)	$-	$-
Net loss	$(407,521)	$(514,277)
Net loss per common share (basic and diluted)	$(0.50)	$(0.02)
Weighted average number of shares outstanding	822,222	33,138,877

Summary of Financial Position	October 15, 2014 (inception) Through January 31, 2015	Three Months Ended March 31, 2015 (Actual)	Three Months Ended March 31, 2015 (As Adjusted)(1)
Cash	$1,767	$4,733
Total current assets	$1,767	$4,733
Total assets	$14,230	$10,689
Total current liabilities	$419,984	$855,163
Stockholders’ equity (deficit)	$(405,754)	$(844,474)
Total liabilities and stockholders’ deficit	$14,230	$10,689

(1)	Reflects our sale of ______ shares of Class B Common Stock offered by this prospectus at a public offering price of $____ per share, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

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RISK FACTORS

Investing in our common stock involves risks. Before making an investment in our Company, you should carefully consider the risk factors set forth below, which contain important information about us and our business. You should also consider any other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference. Any of these risks, as well as other risks and uncertainties not known to us or that we believe to be immaterial, could harm our financial condition, results of operations or cash flows. We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase in our company.

Risks Related to Our Business and Industry

We have incurred losses in prior periods and may incur losses in the future.

We cannot be assured that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flow in the future. We will require additional financing in order to proceed with our business plan and acquire existing businesses that manufacture and distribute chemicals and minerals. We will also require additional financing to sustain our business operations if we are not successful in earning revenues. We may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when it is required. Our future is dependent upon our ability to obtain financing, such as the financial arrangements we are negotiating with Auramet. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

Because we may never earn revenues from our operations, our business may fail and investors may lose all of their investment in our Company.

We are a company with a limited operating history and our future profitability is uncertain. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our Company.

Prior to obtaining a large market share for our products, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that, if we are unable to generate significant revenues from the sale of our products in the future, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our Company.

Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

Our limited operating history may not provide a meaningful basis on which to evaluate our business. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	expand our product offerings and maintain the high quality of products offered;

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•	manage our expanding operations, including the integration of any future acquisitions;

•	obtain sufficient working capital to support our expansion and to fill customers’ orders on time;

•	maintain adequate control of our expenses;

•	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed; and

•	anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments, and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, then our business may be materially and adversely affected.

If we are unable to identify, fund and execute new acquisitions, we will not be able to execute a key element of our business strategy.

Our strategy is to grow primarily by acquiring additional businesses and product lines. We cannot give any assurance that we will be able to identify, acquire or profitably manage additional businesses and product lines. Financing for acquisitions may not be available, or may be available only at a cost or on terms and conditions that are unacceptable to us. Further, acquisitions may involve a number of special risks or effects, including diversion of management’s attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities, impairment of acquired intangible assets and other one-time or ongoing acquisition-related expenses. Some or all of these special risks or effects could have a material adverse effect on our financial and operating results. In addition, we cannot assure you that acquired businesses or product lines, if any, will achieve anticipated revenues and earnings.

In addition, we may not be able to successfully or profitably integrate, operate, maintain and manage our newly acquired operations or their employees. We may not be able to maintain uniform standards, controls, procedures and policies, which may lead to operational inefficiencies.

Loss of key members of our management could disrupt our business.

We depend on the continued employment and performance of our senior executives and other key members of management. If any of these individuals resigns or becomes unable to continue in his or her present role and is not adequately replaced, our business operations and our ability to implement our growth strategies could be materially disrupted. We generally do not have employment agreements with, and we do not maintain any "key person" life insurance for, any of our executive officers.

The industries in which we compete are highly competitive, and we may not be able to compete effectively with our competitors that have greater financial resources, which could have a material adverse effect on our business, results of operations and financial condition.

The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies that have their own raw material resources. Changes in the competitive landscape could make it difficult for us to retain our leadership position in various products and markets throughout the world. In addition, some of the companies with whom we compete may be able to produce products more economically than we can. Furthermore, most of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. Some of our competitors are owned or partially owned by foreign governments which may provide a competitive advantage to those competitors.

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Increases in the price of our primary raw materials may decrease our profitability and adversely affect our liquidity, cash flow, financial condition and results of operations.

The prices we pay for raw materials in our businesses may increase significantly, and we may not always be able to pass those increases through to our customers fully and timely. In the future, we may be unable to pass on increases in our raw material costs, and raw material price increases may erode the profitability of our products by reducing our gross profit. Price increases for raw materials may also increase our working capital needs, which could adversely affect our liquidity and cash flow. For these reasons, we cannot assure you that raw material cost increases in our businesses would not have a material adverse effect on our financial condition and results of operations.

The Company will operate in a global, competitive environment which gives rise to operating and market risk exposure.

The Company expects to sell a broad range of products and services in a competitive, global environment, and to compete worldwide for sales on the basis of product quality, price, technology and customer service. Increased levels of competition could result in lower prices or lower sales volume, which could have a negative impact on the Company's results of operations.

Economic conditions around the world, and in certain industries in which the Company does business also impact sales prices and volume. As a result, market uncertainty or an economic downturn in the geographic areas or industries in which we sells our products could reduce demand for these products and result in decreased sales volume, which could have a negative impact on our results of operations.

In addition, volatility and disruption of financial markets could limit customers' ability to obtain adequate financing to maintain operations, which could result in a decrease in sales volume and have a negative impact on our results of operations. The Company's global business operations may also give rise to market risk exposure related to changes in foreign exchange rates, interest rates, commodity prices and other market factors such as equity prices.

Disruptions in production at our manufacturing facilities, both planned and unplanned, may have a material impact on our business, results of operations and/or financial condition.

Manufacturing facilities in our industry are subject to planned and unplanned production shutdowns, turnarounds and outages. Unplanned production disruptions may occur for external reasons including natural disasters, weather, disease, strikes, transportation interruption, government regulation, political unrest or terrorism, or internal reasons, such as fire, unplanned maintenance or other manufacturing problems. Alternative facilities with sufficient capacity may not be available, may cost substantially more or may take a significant time to increase production or qualify with our customers, each of which could negatively impact our business, results of operations and/or financial condition. Long-term production disruptions may cause our customers to seek alternative supply which could further adversely affect our profitability.

We will expend large amounts of money for environmental compliance in connection with our operations.

When we become a manufacturer and distributor of minerals and chemicals, we will be subject to stringent regulations under numerous U.S. federal, state, local and foreign environmental, health and safety laws and regulations relating to the generation, storage, handling, discharge, disposition and stewardship of hazardous wastes and other materials. We will expend substantial funds to comply with such laws and regulations and have established a policy to minimize our emissions to the environment. Nevertheless, legislative, regulatory and economic uncertainties (including existing and potential laws and regulations pertaining to climate change) make it difficult for us to project future spending for these purposes and if there is an acceleration in new regulatory requirements, we may be required to expend substantial additional funds to remain in compliance.

We are subject to environmental clean-up costs, fines, penalties and damage claims that have been and continue to be costly.

We are subject to lawsuits and regulatory actions, in connection with current and former operations (including divested businesses), for breaches of environmental laws that seek clean-up or other remedies. We are also subject to lawsuits and investigations by public and private parties under various environmental laws in connection with our current and former operations in various states, including with respect to off-site disposal at facilities where we have been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, commonly referred to as CERCLA. We are also subject to similar risks outside of the U.S.

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Increased concerns regarding the safe use of chemicals in commerce and their potential impact on the environment have resulted in more restrictive regulations from local, state and federal governments and could lead to new regulations.

Concerns regarding the safe use of chemicals in commerce and their potential impact on health and the environment reflect a growing trend in societal demands for increasing levels of product safety and environmental protection. These concerns could manifest themselves in stockholder proposals, preferred purchasing and continued pressure for more stringent regulatory intervention. These concerns could also influence public perceptions, the viability of the Company's products, the Company's reputation and the cost to comply with regulations. In addition, terrorist attacks and natural disasters have increased concerns about the security and safety of chemical production and distribution. These concerns could have a negative impact on the Company's results of operations.

Local, state and federal governments continue to propose new regulations related to the security of chemical plant locations and the transportation of hazardous chemicals, which could result in higher operating costs.

We work with dangerous materials that can injure our employees, damage our facilities and disrupt our operations.

Some of our operations involve the handling of hazardous materials that may pose the risk of fire, explosion, or the release of hazardous substances. Such events could result from terrorist attacks, natural disasters, or operational failures, and might cause injury or loss of life to our employees and others, environmental contamination, and property damage. These events might cause a temporary shutdown of an affected plant, or portion thereof, and we could be subject to penalties or claims as a result. A disruption of our operations caused by these or other events could have a material adverse effect on our results of operations.

We may be subject to claims of infringement of the intellectual property rights of others, which could hurt our business.

From time to time, we expect to face infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technologies. Any claims that our products or processes infringe the intellectual property rights of others, regardless of the merit or resolution of the claims, could cause us to incur significant costs in responding to, defending and resolving the claims, and may divert the efforts and attention of our management and technical personnel from our business. If we are found to be infringing on the proprietary technology of others, we may be liable for damages, and we may be required to change our processes, redesign our products, pay others to use the technology or stop using the technology or producing the infringing product. Even if we ultimately prevail, the existence of the lawsuit could prompt our customers to switch to products that are not the subject of infringement suits.

We are engaged in advanced negotiations in connection with two potential acquisitions. If we do not complete these transactions, our business and stock price may suffer.

We are engaged in advanced negotiations in connection with the potential acquisition of a producer and supplier of industrial mineral products for the ceramic, paint, plastic, roofing, composite wood and agricultural industries and a company that formulates production, drilling and specialty chemicals while also providing contract blending and reclamation services to the oil and gas industry.

Completion of these transactions is subject to the drafting, negotiation and consummation of definitive transaction agreements which will include extensive representations, warranties, covenants, indemnities and certain conditions to the closing of such transactions, including obtaining the relevant regulatory approvals and having sufficient financing in place. We cannot assure you that we will be able to complete the proposed transactions on the proposed terms, if at all.

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The proposed transactions are part of our ongoing efforts to implement our business plan by acquiring industrial commodity businesses. However, if we do not complete the proposed acquisitions, we may not achieve the returns that we seek from the proceeds of this offering to the extent, if any, that we intend to use any net proceeds to acquire such assets or companies. We also cannot predict how the announcement of the potential acquisitions, or the completion or non-completion of the transactions on the contemplated terms, will affect the trading price of our common stock.

Risks Relating To Our Common Stock and Our Status as a Public Company

Shares of our common stock that have not been registered under the Securities Act of 1933, as amended, regardless of whether such shares are restricted or unrestricted, are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a “shell company.” In addition, any shares of our common stock that are held by affiliates, including any received in a registered offering, will be subject to the resale restrictions of Rule 144(i).

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. As such, we may be deemed a “shell company” pursuant to Rule 144 prior to the Merger, and as such, sales of our securities pursuant to Rule 144 are not able to be made until a period of at least twelve months has elapsed from the date on which our Current Report on Form 8-K is filed with the Commission reflecting our status as a non- “shell company.” Therefore, any restricted securities we sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose will have no liquidity until and unless such securities are registered with the Commission and/or until a year after the date of the filing of our Current Report on Form 8-K and we have otherwise complied with the other requirements of Rule 144. As a result, it may be harder for us to fund our operations and pay our employees and consultants with our securities instead of cash. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future. Our previous status as a “shell company” could prevent us from raising additional funds, engaging employees and consultants, and using our securities to pay for any acquisitions, which could cause the value of our securities, if any, to decline in value or become worthless. Lastly, any shares held by affiliates, including shares received in any registered offering, will be subject to the resale restrictions of Rule 144(i).

We will be required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with the Annual Report on Form 10-K. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. Management believes that its internal controls and procedures are currently effective to detect the inappropriate application of U.S. GAAP rules.

Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. We cannot assure you that we will be able to fully comply with Section 404 or that we and our independent registered public accounting firm would be able to conclude that our internal control over financial reporting is effective at fiscal year end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

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Our founders, who also comprise a majority of the Company’s management team, have and will have after this offering significant ownership of the Company, including a majority of our voting stock giving them the ability to control most, if not all, Company decisions.

Assuming the maximum amount of shares of Class B Common Stock offered hereunder are sold in this offering, our directors and executive officers will still own, directly or indirectly, approximately 21% of the Company’s aggregate outstanding capital stock and approximately 57% of the Company Class A Common Stock (the Company’s voting capital stock) on their own, effectively giving them voting control on most, if not all, decision. The voting rights represented by these share holdings provide our management with a sufficient number of voting rights for all practical purposes to effectively control the election of our directors, cause us to engage in transactions with affiliated entities, cause or restrict the sale or merger of the Company, and effect such other matters as may be presented for a vote of our shareholders. Such concentration of ownership and control could have the effect of delaying, deferring or preventing a change in control of the Company even when such a change of control would be in the best interests of the Company’s other shareholders. Accordingly, investors in this offering will have little voice in our management decisions and will exercise very little control over us. In addition, the applicable sections of the Nevada Revised Statutes provide that certain actions must be approved by a specified percentage of shareholders. In the event that the requisite approval of shareholders is obtained, dissenting shareholders would be bound by such vote. Accordingly, no persons should purchase any shares of Class B Common Stock unless they are willing to entrust all aspects of control to our management.

The existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

The indemnification obligations provided in our articles of incorporation and our bylaws to our directors and officers could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than US$ 5.00 per share or an exercise price of less than US$ 5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

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FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

If we issue additional shares in the future, it will result in the dilution of our existing shareholders.

Our articles of incorporation authorize the issuance of up 4,050,000,000 shares, 2,000,000,000 shares of which are Class A Common Stock, par value $0.001 per share, 2,000,000,000 shares of which are Class B Common Stock, par value $0.001 per share, and 50,000,000 shares of which are Preferred Stock, par value $0.001 per share. Our Board of Directors may choose to issue some or all of such shares to acquire one or more companies or properties and to fund our overhead and general operating requirements. The issuance of any such shares may reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

We may not qualify to meet listing standards to list our stock on an exchange.

The SEC approved listing standards for companies using reverse acquisitions to list on an exchange may limit our ability to become listed on an exchange. We would be considered a reverse acquisition company (i.e., an operating company that becomes an Exchange Act reporting company by combining with a shell Exchange Act reporting company) that cannot apply to list on NYSE, NYSE Amex or Nasdaq until our stock has traded for at least one year on the U.S. OTC market, a regulated foreign exchange or another U.S. national securities market following the filing with the SEC or other regulatory authority of all required information about the merger, including audited financial statements. We would be required to maintain a minimum $4 share price ($2 or $3 for Amex) for at least thirty (30) of the sixty (60) trading days before our application and the exchange’s decision to list. We would be required to have timely filed all required reports with the SEC (or other regulatory authority), including at least one annual report with audited financials for a full fiscal year commencing after filing of the above information. Although there is an exception for a firm underwritten IPO with proceeds of at least $40 million, we do not anticipate being in a position to conduct an IPO in the foreseeable future. To the extent that we cannot qualify for a listing on an exchange, our ability to raise capital will be diminished.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

You should carefully evaluate all the information in this prospectus, including the risks described in this section and throughout this prospectus. You should rely only on the information contained in this prospectus in making your investment decision.

If our involvement with the press release were held by a court to be a violation of the Securities Act of 1933, we could be required to repurchase the shares sold to purchasers in this offering at the original purchase price, plus statutory interest from the date of purchase, for a period of one year following the date of the violation.

Risks Associated with this Offering

There is not now an active market for our Class B Common Stock. An active trading market for our Class B Common Stock may not develop and the market price for our Class B Common Stock may decline below the offering price of our Class B Common Stock in this offering.

Although our Class B Common Stock is quoted on the OTCQB, an over-the-counter quotation system, there has been no public trading of our Class B Common Stock. If a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

The offering price for our Class B Common Stock in this offering will be determined by negotiation between the representative of the underwriter and us based upon several factors, and may not be indicative of prices that will prevail in the open market after this offering. Consequently, you may be unable to sell your shares of our Class B Common Stock at prices equal to or greater than the prices you paid for them, if at all.

If a public trading market for our stock does develop, the prices at which our Class B Common Stock may trade may be volatile and we expect that they may fluctuate significantly in response to various factors, many of which are beyond our control. The stock market in general, and securities of small-cap or micro-cap companies, has experienced extreme price and volume fluctuations in recent years. Continued market fluctuations could result in volatility in the price at which our Class B Common Stock may trade, which could cause its value to decline. To the extent we seek to raise capital in the future through the issuance of equity, those efforts could be limited or hindered by low and/or volatile market prices for our Class B Common Stock.

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We do not now, and are not expected to in the foreseeable future, meet the initial listing standards of the Nasdaq Stock Market or any other national securities exchange. We presently anticipate that our Class B Common Stock will continue to be quoted on the OTCQB or another over-the-counter quotation system. In those venues, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our Class B Common Stock and may find few buyers to purchase their stock and few market makers to support their prices.

An active market for our Class B Common Stock may never develop. As a result, investors must bear the economic risk of holding their shares of our Class B Common Stock for an indefinite period of time.

Investors in the offering will realize immediate and substantial dilution.

If you purchase Class B Common Stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. After giving effect to the sale by us of the _______ shares of our Class B Common Stock in this offering at a public offering price of $___ per share, less underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2015 would have been approximately $___ per share. This represents an immediate increase in net tangible book value of $___ per share to existing stockholders and an immediate dilution in the net tangible book value of $___ per share to purchasers in the shares of Class B Common Stock offered in this offering. This will result in a __% dilution for purchasers of stock in this offering. For a further description of the dilution that purchasers will experience immediately after this offering, see “Dilution”.

Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

There may be additional risks because the business of RMR Industrials, Inc. became public by means of a reverse merger transaction.

Additional risks may exist because the business of the Company became a public company through a “reverse merger” transaction. Securities analysts of major brokerage firms may not provide coverage of the Company following the Merger because there may be little incentive to brokerage firms to recommend the purchase of our Class B Common Stock. There may also be increased scrutiny by the SEC and other government agencies and holders of our securities prior to the Merger due to the nature of the transaction, as there has been increased focus on transactions such as the Merger in recent years.

The sale or availability for sale of substantial amounts of our Class B Common Stock could adversely affect the market price of our Class B Common Stock.

Sales of substantial amounts of shares of our Class B Common Stock after the completion of the offering, or the perception that these sales could occur, could adversely affect the market price of our Class B Common Stock and could impair our future ability to raise capital through common stock offerings.

Additional dilution may result from the issuance of shares of our capital stock in connection with acquisitions or in connection with other financing efforts. Any issuance of our Class B Common Stock that is not made solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split, will result in dilution to each stockholder.

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If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our Class B Common Stock will likely decline.

The trading market for our Class B Common Stock will rely in part on the research and reports that equity research analysts, over whom we have no control, publish about us and our business. We may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our Company, the market price for our Class B Common Stock could decline. In the event we obtain securities or industry analyst coverage, the market price of our Class B Common Stock could decline if one or more equity analysts downgrade our common stock or if those analysts issue unfavorable commentary, even if it is inaccurate, or cease publishing reports about us or our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference into this document, contains information considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbor provided by Section 27A and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: statements about our future results, the prospects of the combined company, and our plans, objectives and strategies. These forward-looking statements are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond our control), including those factors described under “Risk Factors” elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties. All forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, in the case of forward-looking statements contained in this prospectus, or the dates of the documents incorporated by reference into this prospectus, in the case of forward-looking statements made in those incorporated documents.

USE OF PROCEEDS

Our net proceeds from the sale of the ______ shares of Class B Common Stock we are offering will be approximately $______, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate the net proceeds including the additional shares we sell will be approximately $______, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $0.50 increase (decrease) in the assumed offering price per share of Class B Common Stock would increase (decrease) the net proceeds to us by approximately $______, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. An increase (decrease) of 0.5 million in the number of shares offered by us would increase (decrease) the net proceeds to us by approximately $_______.

We intend to use the net proceeds of this offering to finance potential acquisitions and for general working capital purposes as detailed below.

Our planned expenditures for activities that are to be funded from the proceeds of this offering are as follows:

Use of Proceeds
Purpose	Without Over-allotment	Percent		With Over-allotment	Percent
Acquisitions			%			%
General working capital purposes			%			%
	$		%	$		%

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQB under the symbol “RMRI.” No shares of our Class B Common Stock have traded on the OTCQB to date.

Holders

As of June 26, 2015, there were 50 holders of record of our Class B Common Stock, not including any shareholders holding shares in nominee or “street name” and 3 holders of record of our Class A Common Stock.

Securities Authorized for Issuance Under Equity Compensation Plans

On February 26, 2015, our Board of Directors and our stockholders approved and adopted the RMR Industrials Inc. 2015 Equity Incentive Plan (the “Plan”).

The Plan permits us to grant a variety of forms of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock based awards, to allow us to adapt our incentive compensation program to meet our needs. The number of shares of our common stock that may be issued under the Plan to employees, directors and/or consultants in such awards is currently 15,579,000 shares. Our Board of Directors currently serves as the administrator of the Plan. As of March 31, 2015, no securities have been issued under the Plan.

DETERMINATION OF OFFERING PRICE

Before this offering, no shares of our Class B Common Stock have publicly traded. The public offering price of the Class B Common Stock to be sold in this offering will be negotiated between us and the underwriters. Among the factors to be considered in these negotiations are:

•	the prospects for our Company and the industry in which we operate;
•	our past and present financial and operating performance;
•	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;
•	the prevailing conditions of U.S. securities markets at the time of this offering; and
•	other factors deemed relevant.

The offering prices stated on the cover page of this prospectus should not be considered as an indication of the actual value of the shares. Such prices are subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above their public offering prices.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015 on:

•	an actual basis; and
•	an as-adjusted basis to also give effect to the sale by us of (i) _______ shares of our Class B Common Stock in this offering stock at an offering price of $__, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus.

	Actual	As Adjusted
Cash and cash equivalents	$4,733
Stockholders’ equity:
Preferred stock, par value $0.001 per share: authorized 50,000,000; none issued and outstanding	—
Class A common stock, par value $0.001 per share: authorized 2,000,000,000; issued and outstanding 35,785,858	35,786
Class B common stock, par value $0.001 per share: authorized 2,000,000,000; issued and outstanding 16,144,142	16,144
Additional paid-in capital	(47,875)
Common stock subscribed	(65)
Accumulated deficit	(848,464)
Total stockholders’ equity	(844,474)
Total capitalization	$(844,474)

The table above does not include:

•	15,579,000 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan;
•	_______ additional shares of Class B Common Stock subject to the underwriters’ over-allotment option to purchase additional shares of Class B Common Stock; and

DILUTION

If you invest in our Class B Common Stock, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in the as adjusted net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after the consummation of this offering.

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Assumed public offering price per share of common stock		$
Historical net tangible book value per share as of March 31, 2015	$
As adjusted increase in net tangible book value per share attributable to new investors in this offering
As adjusted net tangible book value per share after this offering
Dilution of as adjusted net tangible book value per share to new investors		$
Dilution to new investors (%)			%

As of March 31, 2015, our historical net tangible book value was approximately ($____) or ($____) per share. After giving effect to the sale by us of the ____ shares of our Class B Common Stock in this offering at a public offering price of ____ per share, less underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2015 would have been approximately $____, or approximately ____ per share. This represents an immediate increase in net tangible book value of $____ per share to existing stockholders and an immediate dilution in net tangible book value of $____ per share to investors in the shares of Class B Common Stock offered in this offering. This will result in a __% dilution for the new investors in this offering. The following table illustrates this per share dilution:

If the underwriters exercise their option to purchase additional shares of Class B Common Stock in full, the as adjusted increase in net tangible book value per share attributable to new investors in this offering will increase to ____ per share and our as adjusted net tangible book value per share after this offering will increase to ____ per share, representing an immediate increase in our net tangible book value of ____ per share to existing stockholders, and there will be an immediate dilution of ____ per share to new investors.

A $0.50 increase (decrease) in the public offering price of $____ per share would increase (decrease) our as adjusted net tangible book value after this offering by approximately $____, or $____ per share, and the as adjusted net tangible book value per share after this offering would increase to approximately $____ per share in the case of an increase and decrease to approximately $____ per share in the case of a decrease, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. A 0.5 million increase in the number of shares would increase our as adjusted net tangible book value after this offering to $____ per share, whereas a 0.5 million decrease would reduce it to $____, at a public offering price of $____ per share and the dilution of as adjusted net tangible book value per share to new investors in this offering would be reduced to $____ per share for the increase or increased to $____ per share for the decrease after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only.

The discussion and table above exclude:

•	15,579,000 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan;

•	_______ additional shares of Class B Common Stock subject to the underwriters’ over-allotment option to purchase additional shares of Class B Common Stock; and

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue up to 4,000,000,000 shares of common stock at a par value of $0.001 per share. As of June 26, 2015, there were 35,785,858 shares and 16,144,142 shares of Class A and Class B common stock outstanding, respectively. The holders of Class A common stock will have the right to vote on all matters on which stockholders have the right to vote. The holders of Class B common stock will have the right to vote solely on matters where the vote of such holders is explicitly required under Nevada law, such as an approval of a plan of merger, exchange or conversion, an increase or decrease in the number of authorized shares of a class or series of stock in certain circumstances, and other situations as required by Nevada law where the rights, preferences or limitations of such holders are adversely impacted. On matters which the applicable class of stockholders have the right to vote, each Class A common stock and Class B common stock shall be entitled to one vote per share.

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The holders of Class A Common Stock and Class B Common Stock will have equal distribution rights, provided that distributions in securities shall be made in either identical securities or securities with similar voting characteristics. The holders of Class A Common Stock and Class B Common Stock will be entitled to receive identical per-share consideration upon a merger, conversion or exchange of the Company with another entity, and will have equal rights upon dissolutions, liquidation or winding-up.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Transfer Agent

The transfer agent for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Greenberg Traurig, LLP, Sacramento, California. ________________ is representing the underwriters in connection with this offering.

EXPERTS

The audited financial statements of RMR Industrials, Inc. included herein and elsewhere in the Registration Statement, have been audited by Hein & Associates LLP, an independent registered public accounting firm, for the periods and to the extent set forth in their report (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as an expert in accounting and auditing.

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INFORMATION WITH RESPECT TO THE REGISTRANT

Overview

RMR Industrials, Inc. was incorporated on October 15, 2014 as a Nevada corporation. We were formed to acquire and consolidate complementary industrial commodity assets through capitalizing on the volatile oil markets, down cycles in commodity markets, and other ancillary opportunities. Typically these assets are the core manufacturer and supplier of specific bulk commodity minerals, chemicals and petrochemicals distributed to the global manufacturing industry. Our consolidation strategy is to assemble a portfolio of mature and value-add industrial commodities businesses to generate scalable enterprises with a large portfolio of products and services addressing a common and stable customer base.

We believe that the cash flows generated by the businesses that we will operate will provide us with the ability to pursue further acquisitions in order to build on our existing segments, or to establish a new business platform for future growth. To further supplement our capital requirements for future potential acquisitions, we intend to utilize a combination of debt and equity financings, including traditional loans from financial institutions. We will utilize a disciplined approach to identify and evaluate potential acquisitions, only pursuing those that meet our financial and strategic criteria. Our primary criteria focus on accretive companies with positive cash flow in the industrial commodities sectors. These companies should generate annual cash flow of $500,000 to $15,000,000 or annual revenues greater than $10,000,000.  For consolidating businesses within the same sector and business plan, our criteria will be focused on not only acquiring historical cash flows but also incremental products, services, proprietary technology, regional access, new customers or unique advantages.

Our goal is to become an owner, producer and distributor of certain minerals, including but are not limited to: feldspar, talc, mica, bentonite, vermiculite, frac sand, aggregates, antimony, barite, silica, ball clays, graphite, sulfur and zeolite. We also plans to become an owner, producer and distributor of certain chemicals, including but not limited to: glycols, ethanolamines, methanol, antifreeze, biocides, corrosion inhibitors, demulsifiers, desalting compounds and dispersants.

We do not have any current plans, arrangements, discussions or intentions to engage in a merger or acquisition with any entities or persons to be used as vehicle for a private company to become a reporting company.

Strategy

Our due diligence process begins with outlining a framework for each prospective asset’s position within the vision of our consolidation strategy. In defining this framework, we seek to identify the key drivers of the business and industry, as well as the risks associated with each transaction. With our team of management and finance professionals, its board of advisors, and leading industry consultants, our due diligence process includes a full examination of each target’s managerial, operational, financial, legal, and environmental components in relation to how each facet impacts our broader strategy. Our process, while instrumental in identifying the risk level of each transaction, seeks to also identify hidden value-add opportunities within each business and for our broader portfolio.

We will begin all acquisitions with an internally managed performance audit of inbound assets and companies. This process will begin long before closing and takes a 360-degree view of the opportunity. At the very center of its objectives is to foremost understand the needs of customers.

We will routinely revisit the business plan and monitor leadership specifically for accountability. This translates to daily metrics all the way through multi-year performance incentives. We believe that our disciplined approach and focus on strategic objectives is what will differentiate us throughout all commodity cycles.

After understanding the customer needs and implementing leadership, we will seek out areas of growth. This process involves taking a fresh look at established industries and markets. We believe many of our acquisition targets are generationally managed assets lacking institutional sophistication. Immediately after closing on an acquisition, we will begin implementing best of breed systems, processes and infrastructure.

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We have not yet completed the acquisition of any industrial assets or entered into any types of asset purchase agreements, however, we are engaged in advanced negotiations with two companies for which we established a preliminary purchase price and key terms. We believe the target audience has been receptive due to adverse global economic factors in the energy sector, which lead us to anticipate closing on several acquisitions during 2015. With macroeconomic uncertainty and the recent volatility in commodity prices, we believe many companies will be seeking an exit strategy at attractive pricing. These favorable valuations may offer increased flexibility to finance potential acquisition targets through debt or equity securities based on stable historical asset values and expectation of long-term cyclical appreciation of industrial commodity prices.

We are in advanced negotiations to acquire the assets and certain liabilities of a magnesium silicate producer and supplier for the ceramic, paint, plastic, roofing, composite wood and agricultural industries in North America. Due diligence efforts are substantially completed and we have developed a transition plan for post-acquisition integration activities. The purchase price for the potential acquisition would be $19,000,000, plus the assumption of certain liabilities and subject to certain working capital and other post-closing adjustments. However, to date we have not entered into any definitive or binding agreement with such company, and there are no assurances that we will ultimately agree to definitive terms and consummate the acquisition.

Additionally, we are in advanced negotiations with a company that formulates production, drilling and specialty chemicals while also providing contract blending and reclamation services to the energy industry. The preliminary purchase price for the potential acquisition would be $7,500,000, plus the assumption of certain liabilities and subject to certain working capital and other post-closing adjustments. However, to date we have not entered into any definitive or binding agreement with such company, and there are no assurances that we will ultimately agree to definitive terms and consummate the acquisition.

Our strategy is to seek out the most established and entrenched commodity businesses in the United States. This focused and disciplined approach resulted in identification of extremely well established enterprises, rich in history and the leading producers in their respective industrial subsectors, with a diversified customer base and servicing different industrial sectors.

Potential Competitive Strengths

We believe our process to discover, finance and operate unique natural resource and industrial assets provides us a competitive advantage to achieve critical mass through acquisition of under-performing assets. Our principals have extensive experience and also collaborated in investing in and operating natural resource assets for many years. We believe our potential competitive strengths to be the following:

Proprietary Acquisition Sources. We have a long-standing track record of discovering unique assets pertinent to our current business strategy. We will seek to capitalize on the global network and investing and operating experience of our management team to identify, acquire and operate one or more businesses or assets in the industrial minerals mining and processing industry, although we may pursue a business combination in complementary industries, such as specialty chemicals and agriculture.

Status as a Public Company.  We believe our structure will make us an attractive business combination partner to target businesses. As an existing public company, we offer a target business an alternative to the traditional initial public offering through a merger or other business combination. In this situation, the owners of the target business could exchange their shares of stock in the target business for shares of our stock or for a combination of shares of our stock and cash, allowing us to tailor the consideration to the specific needs of the sellers. We believe target businesses might find this method a more certain and cost effective method to becoming a public company than the typical initial public offering. In a typical initial public offering, there are additional expenses incurred in marketing, roadshow and public reporting efforts that will likely not be present to the same extent in connection with a business combination with us. Furthermore, once the business combination is consummated, the target business will have effectively become public, whereas an initial public offering is always subject to the underwriters’ ability to complete the offering, as well as general market conditions that could prevent the offering from occurring. Once public, we believe the target business would then have greater access to capital and an additional means of providing management incentives consistent with shareholders’ interests than it would have as a privately-held company. Being public can offer further benefits by augmenting a company’s profile among potential new customers and vendors and aid in attracting talented employees.

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Financial Position.  We offer a target business a variety of financial scenarios such as providing the owners of a target business with shares in a public company and a public means to sell such shares, providing cash for stock, and providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to consummate our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, since we have no specific business combination under consideration, we have not taken any steps to secure third party financing and it may not be available to us.

Management Operating and Investing Experience.  Over the course of their careers, the members of our management team have developed a broad international network of contacts and corporate relationships which we believe will serve as a useful source of investment opportunities. Our executive officers are officers of our sponsor and Rocky Mountain Resources, a privately held natural resources operating company. The management team has applied their deep understanding of historical precedents to the natural resources markets and established a reputation as one of the thought leaders within the natural resources sector. The Management team has been working together for the last ten years, over such time they have assembled a team of natural resources and investment professionals to pursue investments across the industry.

Financing of Acquisitions

On June 26, 2015, our wholly-owned subsidiary, United States Talc and Minerals Inc. (“USTM”), entered into a non-binding financing arrangement with Auramet International LLC (“Auramet”), whereby subject to certain conditions, including but not limited to, the approval of a satisfactory acquisition candidate, technical due diligence and an executable acquisition purchase agreement, Auramet will loan USTM the principal amount of $12,000,000.  The maturity date of such note will be on the second anniversary of the closing and such note will accrue interest at a rate of 15% annually.  The note shall be secured by a first priority lien on all the assets of USTM.  We have also entered into a non-binding mezzanine financing arrangement with Auramet, whereby subject to meeting certain conditions, Auramet will loan USTM an additional principal amount of $5,000,000. The maturity date of such note will be on the second anniversary of the closing and such note will accrue interest at a rate of 15% annually. The note shall be secured by a second priority lien on certain assets of USTM. There are no assurances that USTM will enter into binding loan agreements with Auramet, and upon terms that are ultimately satisfactory to us. Any such failure will result in USTM and us having to seek financing from other potential sources.

Products

We do not currently offer any products or services. All products and services to be provided by us will be acquired through future acquisitions from industrial commodity businesses.

Our goal is to become an owner, producer and distributor of certain minerals, including but are not limited to: feldspar, talc, mica, bentonite, vermiculite, frac sand, aggregates, antimony, barite, silica, ball clays, graphite, sulfur and zeolite. We also plan to become an owner, producer and distributor of certain chemicals, including but not limited to: glycols, ethanolamines, methanol, antifreeze, biocides, corrosion inhibitors, demulsifiers, desalting compounds, and dispersants.

Revenues and Customers

We do not currently generate any revenues. Future revenues will be generated through the purchase of assets already in operation. In addition to acquiring revenue generating assets, we plan to grow revenues by not only expanding sales to existing customers but also expanding customer acquisitions through improved infrastructure. Customers of the products and services we plan to acquire are typically manufacturers of ceramics, paints, plastics, paper, rubber, food, cosmetics, and many other consumer products. Customers of industrial chemicals include oil and gas producers and manufacturing facilities.

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Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property. To establish and protect our proprietary rights, we will rely on a combination of patents, patent applications, trademarks, copyrights, trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. Many of the asset purchases under consideration include intellectual property which has been typically underutilized or under-leveraged by their current owners. Our plans to maximize value from these assets through focused capital infusion and strategic marketing implementation.

We currently own an option to purchase intellectual property from the Colorado School of Mines (“CSM”). We met with CSM’s Technology Transfer group, who presented current projects in progress that may be available for commercial licensing opportunities. Our management views CSM as a highly respected institution which specializes in industrial minerals technology research and believes that CSM could be a valuable technical resource for future intellectual property development. The structure of the option agreement provides a low cost and minimal duration commitment to evaluate CSM’s technology capabilities and current relationships. No third parties or agents were engaged with our negotiations of the option agreement with CSM, which terminates on July 25, 2015 unless extended for additional $3,000 for each of two available three-month periods, not to extend past January 25, 2016 (the “Option Termination Date”). The option includes three patent applications and one issued patent. These patents describe a process to increase oil production through modified injection processes. We have not yet licensed any intellectual property from CSM, however, the structure of the option agreement provides us with exclusive rights for a nominal cost until the Option Termination Date. Our acquisition targets in the chemical distribution sector maintain a large customer base within the oil and gas production industry. The patents named in the option contract could provide value as we interact with oil and gas producers on well optimization techniques, however, we only holds the option to purchase the intellectual property and have not yet determined its immediate value to potential acquisition targets. We have not exercised the option with CSM, but continue to evaluate the technology during the exclusivity period.

Distribution and Marketing

Our acquisition targets usually have existing distributor contracts through which most of their products are sold. Sales through additional distribution channels will be evaluated after each asset acquisition to determine what opportunities exist to expand domestically as well as internationally.

Industry and Competition

Industrial Minerals: The industrial minerals sector encompasses a large variety of minerals including: chamottes, ball clay, talc, feldspar, graphite, ground silica, kaolin, pegmatite, quartz, mica, bauxite, bentonite, metakaolins, zeolite, frac sand, aggregates and vermiculite. Industrial minerals are used in a variety of end projects for a variety of purposes. These minerals are used in ceramics, paints, plastics, paper, rubber, food, cosmetics, and many other products.

There are significant barriers to entry into industrial mineral production due to the scarcity of economically viable resources from which to extract the minerals. Geographical location of the resource drives a large portion of the competitive advantages or disadvantages of an operation. Large companies in this sector include Imerys, W.R. Grace, and Minerals Technologies.

Talc

Talc is a mineral composed of hydrated magnesium silicate. It is the softest known mineral and listed as “1” on the Mohs hardness scale. Talc is practically insoluble in water and in weak acids and alkalis. It is neither explosive nor flammable. Although it has very little chemical reactivity, talc does have a marked affinity for certain organic chemicals.

Talc is used as a functional filler in the manufacturing of ceramics, rubbers, plastics and paints/coatings. It is also used for pitch control in paper manufacturing and it is used to coat seeds in the agriculture industry.

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Based on 2013 United States Geological Survey (“USGS”) data, sales of talc produced domestically were estimated to be 589,000 tons valued at $89 million. Sales of imported talc were estimated at 240,000 tons. We believe the value of imported talc per ton is estimated to be above $300 based on data collected in the market place. Compared to other pricing indices (such as the S&P 500 and Case-Schiller index), talc has experienced less pricing volatility, and has averaged growth of 3.6% annually, over a 20 year span.

Montana was the leading producer state, followed by Texas, Vermont, and Virginia. The top three companies accounted for more than 99% of the U.S. talc production. The total estimated use of talc in the United States, including imported talc, was plastics, 27%; ceramics, 18%; paint, 16%; paper, 15%; roofing, 6%; cosmetics, 5%; rubber, 3%; and other, 10%.

Vermiculite

Vermiculite is a hydrated magnesium-aluminum-iron silicate. Raw vermiculite is mica-like in appearance, contains water molecules within its internal structure, and ranges in color from black to various shades of brown to yellow. When vermiculite flakes are heated rapidly to a temperature of 900 °C or higher, the intermolecular water flashes into steam, and the flakes expand into accordion-like particles, which are gold or bronze in color. This expansion process is called exfoliation, and the resulting lightweight material is chemically inert, fire resistant, and odorless.

Vermiculite has a wide range of uses particularly in the agricultural and construction industries because of its various attributes including fire resistance, low thermal conductivity, high liquid absorption capacity, inertness, and low density. In horticulture, vermiculite mixed with peat or other composted materials, such as pine bark, produces a soil-like material well suited as a growing medium for plants.

Based on 2013 USGS data, the end market of about 64,000 tons of exfoliated vermiculite sold or used by producers was valued at about $50.1 million. There are approximately 18 facilities in the US which process vermiculite. There are only two companies which mine vermiculite domestically. U.S. domestic prices for vermiculite concentrate, ex-plant, largely dependent on grade sizing, ranged from $150 to $580 per metric ton in 2014.

Frac Sand

"Frac sand" is a high-purity quartz sand with very durable and very round grains. It is a crush-resistant material produced for use by the petroleum industry. It is used in the hydraulic fracturing process (known as "fracking") to produce petroleum fluids, such as oil, natural gas and natural gas liquids from rock units that lack adequate pore space for these fluids to flow to a well. Most frac sand is a natural material made from high purity sandstone. An alternative product is ceramic beads made from sintered bauxite or small metal beads made from aluminum.

Frac sand is produced in a range of sizes from as small as 0.1 millimeter in diameter to over 2 millimeters in diameter depending upon customer specifications. Most of the frac sand consumed is between 0.4 and 0.8 millimeters in size. Until recently, producers in Wisconsin and Texas were supplying much of the frac sand used by the oil and gas industry. However, a huge spike in demand caused by the natural gas and shale oil boom has motivated many companies to provide this product.

Total industrial sand and gravel production in the United States increased to 62.1 million metric tons (Mt) in 2013 from 50.6 Mt in 2012. Industrial sand production increased by 23%, and industrial gravel production decreased by 20%, compared with that of 2012. The value of production in 2013 was $3.47 billion—a 30% increase from that of 2012 and a record-high value for industrial sand and gravel production. Estimated world production of industrial sand and gravel in 2013 was 142 Mt, a 9% increase compared with 2012 production.

Aggregates

Aggregates are key material components used in the production of cement, ready-mixed concrete and asphalt paving mixes for the residential, nonresidential and public infrastructure markets and are also widely used for various applications and products, such as road and building foundations, railroad ballast, erosion control, filtration, roofing granules and in solutions for snow and ice control. Generally extracted from the earth using surface or underground mining and products, such methods, aggregates are produced from natural deposits of various materials such as limestone, sand and gravel, granite and trap rock.

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Markets are typically local due to high transport costs and are generally fragmented, with numerous participants operating in localized markets. The top players controlled approximately 30% of the national market in 2013. According to the March 2014 U.S. Geological Survey, the U.S. market for these products was estimated at approximately 2.1 billion tons in 2013, at a total market value of $18.6 billion. Relative to other construction materials, such as cement, aggregates consumption is more heavily weighted towards public infrastructure and maintenance repair. However, the mix of end uses can vary widely by geographic location, based on the nature of construction activity in each market. Typically, three to six competitors comprise the majority market share of each local market because of the constraints around the availability of natural resources and transportation.

Industrial Chemicals: Chemical distribution is a cyclical business dependent on industrial demand. The profitability of individual companies depends on an efficient distribution system. Larger companies can offer more products and services. Local and regional distributors can compete effectively through superior service or geographic focus.

Chemical products in the oil and gas field segment includes iron sulfide, demulsifiers, corrosion inhibitor, emulsion breaker, paraffin solvent, biocides, methanol, dispersant and scale inhibitor. Companies create proprietary blends of these chemicals based on regional production research to solve and prevent production problems.

Other chemical products used in the manufacturing, peroxide stabilization, surface refinishing and as catalysts include inorganic, organometallic, metal and acid chemicals. This industry produces basic inorganic chemicals including titanium dioxide, chlor-alkali products and carbon black. Inorganic chemicals are mineral based, while organic chemicals are carbon based. Inorganic chemicals are mainly used as inputs in manufacturing and industrial processes. Inorganic chemicals used as pigments and dyes. Distribution networks are the primary channel through which these chemicals are sold to manufacturers.

The U.S. industry is concentrated: the largest 50 companies generate more than half of the revenue. Imports to the US of industrial chemicals and plastic resins, largely from Canada, Germany, Japan, and China, are substantial. Many of these imports move through chemical distributors. Canada, Mexico, China, Belgium, and Japan are the top recipients of US chemical exports. Major players in the global chemical market include: DuPont, PPG, BASF, Dow, Bayer, DSM and USX.

Government Regulation

Our operations will be subject to extensive federal, state and local laws, regulations and ordinances in the United States and abroad relating to the protection of the environment and human health and to safety, including those pertaining to chemical manufacture and distribution, waste generation, storage and disposal, discharges to waterways, and air emissions and various other health and safety matters. Governmental authorities have the power to enforce compliance with their regulations, and violators may be subject to civil, criminal and administrative penalties, injunctions or both. We will devote significant financial resources to ensure compliance, and we believe that we are in substantial compliance with all the applicable laws and regulations.

We anticipate that the regulation of our business operations under federal, state and local environmental laws in the United States and abroad will increase and become more stringent over time. We cannot estimate the impact of increased and more stringent regulation on our operations, future capital expenditure requirements or the cost of compliance.

United States Regulation. Statutory programs relating to protection of the environment and human health and to safety in the United States include, among others, the following.

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CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, also known as “CERCLA” and “Superfund”, and comparable state laws generally impose joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of specified substances, including under CERCLA those designated as “hazardous substances.” These persons include the present and certain former owners or operators of the site where the release occurred and those that disposed or arranged for the disposal of the hazardous substance at the site. These liabilities can arise in association with the properties where operations were conducted, as well as disposal facilities where wastes were sent. Many states have adopted comparable or more stringent state statutes. In the course of our operations, we generated materials that fall within CERCLA’s definition of hazardous substances. We may be the owner or operator of sites on which hazardous substances have been released and may have generated hazardous substances that have been transported to or otherwise released upon offsite facilities. We may be responsible under CERCLA for all or part of the costs to clean up facilities at which such substances have been released by previous owners or operators and offsite facilities to which our wastes were transported and for associated damages to natural resources.

Resource Conservation and Recovery Act. The federal Resource Conservation and Recovery Act, as amended (“RCRA”) and comparable state laws regulate the treatment, storage, disposal, remediation and transportation of wastes, specifically under RCRA those designated as “hazardous wastes.” The EPA and various state agencies have limited the disposal options for these wastes and impose numerous regulations upon the treatment, storage, disposal, remediation and transportation of them. Our operations generate wastes that are subject to RCRA and comparable state statutes. Furthermore, wastes generated by our operations that are currently exempt from treatment as hazardous wastes may be designated in the future as hazardous wastes under RCRA or other applicable statutes and, therefore, may be subject to more rigorous and costly treatment, storage and disposal requirements. Governmental agencies (and in the case of civil suits, private parties in certain circumstances) can bring actions for failure to comply with RCRA requirements, seeking administrative, civil, or criminal penalties and injunctive relief, to compel us to abate a solid or hazardous waste situation that presents an imminent or substantial endangerment to health or the environment.

Clean Water Act. The federal Clean Water Act imposes restrictions and strict controls regarding the discharge of wastes and fill materials into waters of the United States. Under the Clean Water Act, and comparable state laws, the government (and in the case of civil suits, private parties in certain circumstances) can bring actions for failure to comply with Clean Water Act requirements and enforce compliance through civil, criminal and administrative penalties for unauthorized discharges of hazardous substances and of other pollutants. In the event of an unauthorized discharge of wastes, we may be liable for penalties and subject to injunctive relief.

Clean Air Act . The federal Clean Air Act (CAA), as amended and comparable state and local laws restrict the emission of air pollutants from many sources and also impose various monitoring and reporting requirements. These laws may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with air permit requirements or utilize specific equipment or technologies to control emissions. Governmental agencies (and in the case of civil suits, private parties in certain circumstances) can bring actions for failure to strictly comply with air pollution regulations or permits and generally enforce compliance through administrative, civil or criminal enforcement actions, resulting in fines, injunctive relief (which could include requiring us to forego construction, modification or operation of sources of air pollutants) and imprisonment. While we may be required to incur certain capital expenditures for air pollution control equipment or other air emissions-related issues, we do not believe that such requirements will have a material adverse effect on our operations.

Greenhouse Gas Regulation .. More stringent laws and regulations relating to climate change and greenhouse gases (GHGs) may be adopted in the future and could cause us to incur material expenses in complying with them. The EPA has begun to regulate GHGs as pollutants under the CAA. The EPA adopted rules to permit GHG emissions from stationary sources under the Prevention of Significant Deterioration and Title V permitting programs including the “Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule,” requiring that the largest sources first obtain permits for GHG emissions. The United States Supreme Court, however, ruled that the EPA did not have the authority to require permits for GHG emissions and also did not have the authority to adopt that rule. The Court did hold that if a source required a permit under the program because of other pollutants, the EPA had the authority to require that the source demonstrate that it would use the best available control technology to minimize GHG emissions that exceeded a minimal amount.

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Because of the lack of any comprehensive legislation program addressing GHGs, the EPA is using its existing regulatory authority to promulgate regulations requiring reduction in GHG emissions from various categories of sources, starting with fossil fuel-fired power plants. There is a great deal of uncertainty as to how and when additional federal regulation of GHGs might take place. Some members of Congress have expressed the intention to promote legislation to curb the EPA’s authority to regulate GHGs. In addition to federal regulation, a number of states, individually and regionally, and localities also are considering implementing or have implemented GHG regulatory programs. These regional and state initiatives may result in so–called cap–and–trade programs, under which overall GHG emissions are limited and GHG emission “allowances” are then allocated and sold to and between persons subject to the program. These and possibly other regulatory requirements could result in our incurring material expenses to comply, for example by being required to purchase or to surrender allowances for GHGs resulting from other operations or otherwise being required to control or reduce emissions.

Occupational Safety. Our operations are also governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act (OSHA) and its regulations. The OSHA hazard communication standard, the EPA’s community right-to-know regulations and similar state programs may require us to organize and/or disclose information about hazardous materials used or produced in our operations. We believe that we are in substantial compliance with these applicable requirements.

Foreign Regulation. We are subject to various laws, regulations and ordinances to protect the environment, human health and safety promulgated by the governmental authorities in Mexico, Europe, Singapore, and in other countries where we do business. Each country has laws and regulations concerning waste treatment, storage and disposal, discharges to waterways, air emissions and workplace safety and worker health. Their respective regulatory authorities are given broad authority to enforce compliance with environmental, health and safety laws and regulations, and can require that operations be suspended pending completion of required remedial action.

Licenses, Permits and Product Registrations. Certain licenses, permits and product registrations are required for our products and operations in the United States, and in other countries where we do business. The licenses, permits and product registrations are subject to revocation, modification and renewal by governmental authorities. In the United States in particular, producers and distributors of chemicals such as penta and creosote are subject to registration and notification requirements under federal law (including under the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”) and the Toxic Substances Control Act, and comparable state law) in order to sell those products in the United States. Compliance with these laws has had, and in the future will continue to have, a material effect on our business, financial condition and results of operations. Under FIFRA, the law’s registration system requires an ongoing submission to the EPA of substantial scientific research and testing data regarding the chemistry and toxicology of pesticide products by manufacturers.

Employees

We currently have 2 full-time employees.

Description of Property

We currently own no real property or equipment. The Company occupies office space at 9595 Wilshire Bl., Suite 310, Beverly Hills, California 90212. This office space is provided at no charge by an affiliate of Rocky Mountain Resource Holdings, Inc., which is a shareholder of the Company. The Company feels that this space is sufficient until the Company significantly expands operations.

Legal Proceedings

There are no material pending legal proceedings to which we are a party or to which any of our property is subject, nor are there any such proceedings known to be contemplated by governmental authorities. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The statements contained in all parts of this document that are not historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those relating to the following: our ability to secure necessary financing; expected growth; future operating expenses; future margins; fluctuations in interest rates; ability to continue to grow and implement growth, and regarding future growth, cash needs, operations, business plans and financial results and any other statements that are not historical facts.

When used in this document, the words “anticipate,” “estimate,” “expect,” “may,” “plans,” “project,” and similar expressions are intended to be among the statements that identify forward-looking statements. Our results may differ significantly from the results discussed in the forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, those relating to costs, delays and difficulties related to our dependence on our ability to attract and retain skilled managers and other personnel; the intense competition within our industry; the uncertainty of our ability to manage and continue our growth and implement our business strategy; our vulnerability to general economic conditions; accuracy of accounting and other estimates; our future financial and operating results, cash needs and demand for services; and our ability to maintain and comply with permits and licenses; as well as other risk factors described in this Registration Statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those projected.

Overview

We were incorporated in the State of Nevada on August 6, 2012 under the name “Online Yearbook” with the principal business objective of developing and marketing online yearbooks for schools, companies and government agencies.

On November 17, 2014, Rocky Mountain Resource Holdings, Inc. (the “RMRH”) became our majority shareholder by acquiring 5,200,000 shares of our common stock (the “Shares”), or 69.06% of the issued and outstanding shares of our common stock, pursuant to stock purchase agreements with Messrs. El Maraana and Salah Blal, our former officers and directors. The Shares were acquired for an aggregate purchase price of $357,670.

On December 8, 2014, we changed our name to “RMR Industrials, Inc.” in connection with the change in our business plan.

On February 27, 2015 (the “Closing Date”), we entered into and consummated a merger transaction pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, OLYB Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”) and RMR IP, Inc., a Nevada corporation (“RMR IP”). In accordance with the terms of Merger Agreement, on the Closing Date, Merger Sub merged with and into RMR IP (the “Merger”), with RMR IP surviving the Merger as our wholly owned subsidiary. Chad Brownstein and Gregory M. Dangler are directors of the Company and co-owners of RMRH which was the majority shareholder of the Company prior to the Merger. Additionally, Messrs. Brownstein and Dangler were indirect controlling shareholders and directors of RMR IP prior to the Merger. As such, the Merger was among entities under the common control of Messrs. Brownstein and Dangler.

We currently own an option to purchase intellectual property from the Colorado School of Mines (“CSM”). The Company met with CSM’s Technology Transfer group, who presented current projects in progress that may be available for commercial licensing opportunities. No third parties or agents were engaged with our negotiations of the option agreement with CSM, which terminates on July 25, 2015 unless extended for additional $3,000 for each of two available three-month periods, not to extend past November 25, 2015 (the “Option Termination Date”). The option includes three patent applications and one issued patent. These patents describe a process to increase oil production through modified injection processes. We have not yet licensed any intellectual property from CSM, however, the structure of the option agreement provides the Company with exclusive rights for a nominal cost until the Option Termination Date. The patents named in the option contract could provide value as we interact with oil and gas producers on well optimization techniques however we only hold the option to purchase the intellectual property and have not yet determined its immediate value to potential acquisition targets.

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We plan to acquire and consolidate complementary industrial assets.  Typically these small to mid-sized assets are the core manufacturer and supplier of specific bulk commodity minerals and chemicals distributed to the global manufacturer industry. Our consolidation strategy is to assemble a portfolio of mature and value-add industrial commodities businesses to generate scalable enterprises with a large portfolio of products and services addressing a common and stable customer base. We believe that smaller, legacy-owned industrial companies will benefit from economies of scale and professional asset allocation. Our acquisition strategy seeks to capitalize on the price differential between public company and private company valuations, while also providing the platform to access capital markets and professional management oversight.

Results of Operations

Three Months Ended March 31, 2015 and from October 15, 2014 (inception) to January 31, 2015

Revenues

We have a limited operational history. From inception on October 15, 2014 to March 31, 2015, we did not generate any revenues.

Operating Expenses

Our operating expenses for the three months ended March 31, 2015 was $514,277, and for the period from October 15, 2014 (inception) through January 31, 2015 was $407,521. Operating expenses consisted of consulting services from related parties, public company costs and amortization of intangible assets.

Net Loss

During the three months ended March 31, 2015 and the period from October 15, 2014 (inception) through January 31, 2015, we recognized net losses of $514,277 and $407,521, respectively.

Liquidity and Capital Resources

On March 31, 2015, we had current assets of $4,733, total current liabilities of $855,163 and working capital deficit of $850,430.

During the period from inception to March 31, 2015, we raised $4,733 through the issuance of common stock by subscription agreements.

On March 23, 2015, we entered into an engagement letter with Roth Capital Partners, LLC (“Roth”) whereby Roth will serve as our placement agent in connection with a potential capital raise from accredited investors through the sale of debt and/or equity-linked securities.

We have incurred an accumulated loss of $848,464 since inception. Our independent auditors have issued an audit opinion for our financial statements for the periods ended January 31, 2015, which includes a statement expressing substantial doubt as to our ability to continue as a going concern due to our limited liquidity and our lack of revenues.

Our consolidation strategy is to assemble a portfolio of mature and value-add industrial commodities businesses to generate scalable enterprises with a large portfolio of products and services addressing a common and stable customer base. Our current cash requirements are significant due to projected expenses for implementation of our business plan, and we anticipate generating losses. We will need approximately $100,000 in additional funds over the next 12 months in order to satisfy our reporting obligations as a public company, including operational, accounting and legal costs.

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On June 26, 2015, our wholly-owned subsidiary, United States Talc and Minerals Inc. (“USTM”), entered into a non-binding financing arrangement with Auramet International LLC (“Auramet”), whereby subject to certain conditions, including but not limited to, the approval of a satisfactory acquisition candidate, technical due diligence and an executable acquisition purchase agreement, Auramet will loan USTM the principal amount of $12,000,000.  The maturity date of such note will be on the second anniversary of the closing and such note will accrue interest at a rate of 15% annually.  The note shall be secured by a first priority lien on all the assets of USTM.  We have also entered into a non-binding mezzanine financing arrangement with Auramet, whereby subject to meeting certain conditions, Auramet will loan USTM an additional principal amount of $5,000,000. The maturity date of such note will be on the second anniversary of the closing and such note will accrue interest at a rate of 15% annually. The note shall be secured by a second priority lien on certain assets of USTM. There are no assurances that USTM will enter into binding loan agreements with Auramet, and upon terms that are ultimately satisfactory to us. Any such failure will result in USTM and us having to seek financing from other potential sources.

We will be seeking additional capital to execute our business plan and reach positive cash flow from operations. Our base monthly expenses are $50,000 per month. In order to successfully execute our business plan, the net proceeds of a $____ offering will be required to finance our planned acquisition and for general working capital purposes.

We do not internally generate adequate cash flows to support our existing operations. Moreover, the historical and existing capital structure is not adequate to fund our planned growth. Our current cash requirements are significant due to our business plan which will depend on future acquisitions. We anticipate generating losses through 2015. We anticipate that we will be able to raise sufficient amounts of working capital in the near term through debt or equity offerings as may be required to meet short-term obligations, including by issuing additional Class B Common Stock through a public offering. We are filing with the Securities and Exchange Commission an initial registration statement for this public offering of ____ shares of Class B Common Stock. We intend to work towards consummating this offering during the fourth quarter of 2015. The exact financial terms of this offering are not known, and the actual number of shares of Class B Common Stock that we may be able to sell depends on multiple factors, including those referenced in “Risk Factors — Risks Related to this Offering and Our Common Stock.”

Other than as stated above, we currently do not have any arrangements for additional financing and we may not be able to obtain financing when required. Our future is dependent upon our ability to obtain financing, a successful marketing and promotion program and, further in the future, achieving a profitable level of operations. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.   We will require additional funds to maintain our reporting status with the SEC and remain in good standing with the state of Nevada. There are no assurances that we will be able to raise the required working capital on terms favorable, or that such working capital will be available on any terms when needed. Any failure to secure additional financing may force us to modify our business plan. In addition, we cannot be assured of profitability in the future.

Going Concern

We have incurred net losses since our inception on October 15, 2014 through March 31, 2015 totaling $848,464 and have completed the preliminary stages of our business plan.  We anticipate incurring additional losses before realizing any revenues and will depend on additional financing in order to meet our continuing obligations and ultimately, to attain profitability.  Our ability to obtain additional financing, whether through the issuance of additional equity or through the assumption of debt, is uncertain.  Accordingly, our independent auditors’ report on our financial statements for the period from inception (October 15, 2014) through January 31, 2015 includes an explanatory paragraph regarding concerns about our ability to continue as a going concern, including additional information contained in the notes to our financial statements describing the circumstances leading to this disclosure.  The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business.

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Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, the Company is not required to provide this disclosure.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments of our current Directors and executive officers.

Name	Age	Position
Chad Brownstein	42	Chief Executive Officer and Director
Gregory M. Dangler	33	President, Chief Financial Officer, Secretary and Director
Andrew Peltz	49	Director

Biographies

Chad Brownstein is the Chief Executive Officer of RMR IP, where he is responsible for the corporate strategy and board oversight for all investments. Since 2014, Mr. Brownstein has been the Chief Executive Officer and Director of RMR Industrials, Inc. (“RMRI”), an industrial commodities company. Mr. Brownstein is responsible for assisting the corporate strategy and board oversight for all acquisition opportunities at RMRI. Since 2008, Mr. Brownstein has been a partner at Rocky Mountain Resource Holdings and/or its predecessor affiliates, a natural resources operating and investment company. Mr. Brownstein has been a member of the board of directors beginning in 2009, and is currently lead independent director and the Vice Chairman of the Banc of California. Previously, from 2009 to 2012, Mr. Brownstein was a principal member of Crescent Capital Group, an investment firm (formerly Trust Company of the West Leveraged Finance Group) focused on special situations. During 2008, Mr. Brownstein was a Senior Advisor at Knowledge Universe Ltd., a global education company, where he focused on turnaround operations. From 2000 to 2007, he was a Partner at ITU Ventures, a venture capital firm, making venture and growth investments with a specialization in corporate strategy. Mr. Brownstein began his career in 1996 at Donaldson Lufkin & Jenrette in the Merchant and Investment Banking divisions. Mr. Brownstein is either a current or past member of the Cedars Sinai Board of Governors, Los Angeles Conservation Corps, Prospect Global Resources, and The Palisades Group LLC, a Banc of California Company. Mr. Brownstein attended Columbia Business School and received his B.A. from Tulane University.

Gregory Dangler is the President and Chief Financial Officer of RMR IP, where he is responsible for the day-to-day operations of all business units. Since 2014, Mr. Dangler has been the President, Chief Financial Officer, and Director of RMRI, an industrial commodities company. Mr. Dangler is responsible for the day-to-day operations and corporate financial strategy of RMRI. Since 2008, Mr. Dangler has been a partner at Rocky Mountain Resource Holdings and/or its predecessor affiliates, a natural resources operating and investment company. Previously, from 2012-present, Mr. Dangler has served in multiple capacities, including Chief Restructuring Officer of Prospect Global Resources, a natural resource development company. Prior to that, in 2009, Mr. Dangler founded a venture-backed technology company. As the Chief Executive, he raised institutional capital and expanded its global presence with operating interests in Africa and South America. From 2006 to 2007, Mr. Dangler was an associate with ITU Ventures, a venture capital firm, making venture and growth investments. While with ITU, Mr. Dangler executed private and public equity transactions, directed M&A activity, and provided strategic support to portfolio companies. In 2000, Mr. Dangler began his career in the U.S. Air Force and by 2004 was managing complex infrastructure projects. Mr. Dangler received a BS in Mechanical Engineering from the United States Air Force Academy and an MBA from the University of Southern California’s Marshall School of Business.

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Andrew Peltz is a Partner at Peltz Capital Management (“PCM”). Prior to forming PCM in 2003, Mr. Peltz worked at Triarc Companies, Inc. from 1999 to 2003 where he held the titles of Vice President, Investment Services and as an Associate of Corporate Development. He was primarily responsible for the day-to-day oversight of Triarc’s $650 million plus investment portfolio. Prior to Triarc, Mr. Peltz was Senior Investment Banker at Credit Agricole Lazard Financial Products Bank from 1997 to 1998, which is a joint venture between Lazard Freres & Co. and Credit Agricole, specializing in structured finance transactions. From 1996 to 1997, Mr. Peltz also served as a marketing associate for Lazard Asset Management, a division of Lazard Freres & Co., where he marketed their vast array of fixed income, equity and alternative investment products. Mr. Peltz holds a BFA from New York University.

The Company believes that Mr. Peltz’s education and management and accounting experience make him a valuable member to the Company’s board of directors.

Board Composition

Our By-Laws provide that the Board of Directors shall consist of not less than one nor more than fifteen directors. Each director of the Company serves until his successor is elected and qualified, subject to removal by the Company's majority shareholders. Each officer shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors, and shall hold his office until his successor is elected and qualified, or until his earlier resignation or removal.

Audit Committee

Our Board of Directors has not established a separate audit committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Instead, the entire Board of Directors acts as the audit committee within the meaning of Section 3(a)(58)(B) of the Exchange Act and will continue to do so until such time as a separate audit committee has been established.

Code of Ethics

The Company has adopted a Code of Ethics applicable to all Company directors, officers and employees which is available upon written request to the Company at c/o RMR Industrials, Inc., 9595 Wilshire Blvd, Suite 310, Beverly Hills, CA 90212

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

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Compliance with Section 16(a) Of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, executive officers, and shareholders holding more than 10% of our outstanding Class B Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our Class B Common Stock. Executive officers, directors, and persons who own more than 10% of our Class B Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3, 4, and 5 delivered to us as filed with the SEC during our most recent fiscal year, none of our executive officers and directors, and persons who own more than 10% of our Class B Common Stock failed to timely file the reports required pursuant to Section 16(a) of the Exchange Act.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, diversity, and personal integrity and judgment

In addition, directors must have time available to devote to Board activities and to enhance their knowledge in the growing business. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

In carrying out its responsibilities, the Board will consider candidates suggested by shareholders. If a shareholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws. Suggestions for candidates to be evaluated by the directors must be sent to the Board of Directors, c/o RMR Industrials, Inc., 9595 Wilshire Blvd, Suite 310, Beverly Hills, CA 90212.

Board Leadership Structure and Role on Risk Oversight

Gregory Dangler, Chad Brownstein, and Andrew Peltz comprise our Board of Directors, with Mr. Brownstein serving as our Chief Executive Officer. We have determined this leadership structure is appropriate for us due to our small size and limited operations and resources. The Board of Directors will continue to evaluate our leadership structure and modify as appropriate based on our size, resources and operations.

Currently, our Board of Directors is establishing procedures to determine an appropriate role for the Board of Directors in the Company’s risk oversight function.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Family Relationships

There are no family relationships between or among the directors or executive officers.

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EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officers and directors for all services rendered in all capacities to our Company for the period from October 15, 2014 (inception) through January 31, 2015:

SUMMARY COMPENSATION TABLE
Non-
Equity
						Incentive	All
						Plan	Other
				Stock	Option	Compensa-	Compensa-
		Salary	Bonus	Awards	Awards	tion	tion	Total
Name & Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Chad Brownstein	2014	122,500	0	0	0	0	0	122,500
CEO & Director
Gregory Dangler	2014	122,500	0	0	0	0	0	122,500
CFO & Director

We have no pension, health, annuity, bonus, insurance, stock options, profit sharing, or similar benefit plans. No stock options or stock appreciation rights have been granted to any of our directors or executive officers; none of our directors or executive officers exercised any stock options or stock appreciation rights; and none of them hold unexercised stock options. We have no long-term incentive plans.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

Other than as disclosed in the compensation table above, our directors do not receive compensation for their services as directors.

Potential Payments Upon Termination or Change-in-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our named executive officers in connection with any termination of employment or change in control of the Company. Please see the section entitled “Employment Agreements” below for a discussion of management compensation in the event of a termination of employment or change in control of the Company.

Employment Agreements

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 26, 2015, with respect to the beneficial ownership of our Class A Common Stock and Class B Common Stock for (i) each director and officer, (ii) all of our directors and officers as a group, and (iii) each person known to us to own beneficially five percent (5%) or more of the outstanding shares of our Class A Common Stock or Class B Common Stock. Unless otherwise specified below, the address of each of the persons listed in the table below is c/o RMR Industrials, Inc., 9595 Wilshire Blvd. #310, Beverly Hills, CA 90212.

To our knowledge, except as indicated in the footnotes to this table or pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

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Name and Address of Beneficial Owner(1)	Shares Beneficially Owned		Class of Common Stock	Percentage Beneficially Owned(2)	Total Voting Power(3)

Directors and Executive Officers

Gregory M. Dangler	9,499,657	(4)	Class A	26.55%	26.55%
President, Chief Financial Officer, Secretary and Director	5,200,000	(4)	Class B	32.21%	32.21%

Chad Brownstein	10,791,701	(5)	Class A	30.16%	30.16%
Chief Executive Officer, Director	5,200,000	(5)	Class B	32.21%	32.21%

Andrew Peltz	300,000		Class B	1.86%	1.86%
Director

All Officers and Directors as a Group	20,291,358		Class A	56.70%	56.70%
	5,500,000		Class B	34.07%	34.07%

5% Shareholders

Legado Del Rey, LLC	15,494,500	(6)	Class A	43.30%	43.30%
121 South Beverly Drive
Beverly Hills, CA 90212

Principio Management LLC	9,499,657		Class A	26.55%	26.55%
77727111, LLC	10,791,701		Class A	30.16%	30.16%

Rocky Mountain Resource Holdings, Inc.	5,200,000		Class B	32.21%	32.21%

The Munitz Family Trust	3,000,000	(7)	Class B	18.58%	18.58%
9595 Wilshire Blvd. #310
Beverly Hills, CA 90212

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)	Based on 35,785,858 shares of Class A Common Stock and 16,144,142 shares of Class B Common Stock outstanding as of June 26, 2015.

(3)	The Company has Class A Common Stock and Class B Common Stock. The holders of Class A Common Stock will have the right to vote on all matters on which stockholders have the right to vote. The holders of Class B Common Stock will have the right to vote solely on matters where the vote of such holders is explicitly required under Nevada law, such as an approval of a plan of merger, exchange or conversion, an increase or decrease in the number of authorized shares of a class or series of stock in certain circumstances, and other situations as required by Nevada law where the rights, preferences or limitations of such holders are adversely impacted. On matters which the applicable class of stockholders have the right to vote, each Class A Common Stock and Class B Common Stock shall be entitled to one vote per share.

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(4)	Mr. Gregory M. Dangler is the indirect owner of 9,499,657 shares of Class A Common Stock, which are directly held by Principio Management LLC (“Principio”). Mr. Dangler is the managing member owner of Principio and has sole voting and dispositive power over the shares held by Principio. Mr. Gregory M. Dangler is also the indirect owner of 5,200,000 shares of Class B Common Stock, which are directly held by RMRH, and has shared voting and dispositive power over the shares held by RMRH. Principio and 77727111 have agreed to vote unanimously on all matters requiring the vote of shares of Class Common Stock pursuant to a voting agreement.

(5)	Mr. Chad Brownstein is the indirect owner of 10,791,701 shares of common stock, which are directly held by 77727111, LLC. Mr. Brownstein is the managing member of 77727111 LLC and has sole voting and dispositive power over the shares held by 77727111 LLC. Mr. Chad Brownstein is also the indirect owner of 5,200,000 shares of Class B Common Stock, which are directly held by RMRH, and has shared voting and dispositive power over the shares held by RMRH. Principio and 77727111 have agreed to vote unanimously on all matters requiring the vote of shares of Class Common Stock pursuant to a voting agreement.

(6)	Edward Czuker is the manager of Legado Del Rey, LLC and has sole voting and dispositive power over the shares held by this entity.

(7)	Barry Munitz is the trustee of The Munitz Family Trust and has sole voting and dispositive power over the shares held by this entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

Certain Relationships and Transactions

On November 17, 2014, RMRH became the majority shareholder of the Company by acquiring 5,200,000 shares of common stock of the Company (the “Shares”), or 69.06% of the issued and outstanding shares of common stock, pursuant to certain stock purchase agreements with former stockholders of the Company. The Shares were acquired for an aggregate purchase price of $357,670.50. RMRH was the source of the funds used to acquire the Shares. Mr. Brownstein is the owner of 50% of the outstanding capital stock of RMRH and is the Chief Executive Officer and a director of RMRH. Mr. Dangler is the owner of 33.5% of the outstanding capital stock of RMRH and is the President, Chief Financial Officer and a director of RMRH.

Since inception, the Company accrued $341,650 in amounts owed to related parties for services performed or reimbursement of costs on behalf of the Company.

On October 15, 2014, RMR, IP entered into consulting agreements with each of Gregory Dangler, who is our current President, and Chad Brownstein, who is our current Chief Executive Officer, pursuant to which each of Mr. Dangler and Brownstein would provide services related to their roles as executive officers of the Company. The Company has accrued $385,000 for unpaid officers’ compensation expense in accordance with such consulting agreements. Under the terms of each consulting agreement, each consultant shall serve as an executive officer to the Company and receive monthly compensation of $35,000. The consulting agreements may be terminated by either party for breach or upon thirty days prior written notice.

On October 15, 2014, RMR, IP entered into consulting agreements with each of Principio Management LLC, which holds 9,499,657 shares of Class A Common Stock of the Company (26.55%), and 77727111, LLC, is the owner of 10,791,701 shares of Class A Common Stock of the Company (30.16%), relating to certain services provided by each of these entities. Mr. Dangler is the sole owner of Principio Management LLC and Mr. Brownstein is the sole owner of 77727111, LLC.

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On February 1, 2015, RMR, IP entered into a management services agreement with Industrial Management LLC (“IM”), to provide services to RMR, IP and affiliated entities, which include assistance in operational and administrative matters, identifying, analyzing, and structuring growth initiatives, and potential strategic acquisitions. As compensation for these services, RMR, IP will pay to IM an annual cash management fee in an amount equal to the greater of 2% of the Company’s annual gross revenues or $1,000,000, and a development fee with respect to any capital project incurred by RMR IP equal to 2% of total project costs. In addition, IM has the option to be assigned all available royalties from RMR IP’s mineral holdings, leases or interests greater than 75% of net revenue interests for all mineral rights or production of minerals. At IM’s sole discretion, it may choose to accept a preferred convertible security with a 15% dividend accruing quarterly in lieu of cash for some or all of the annual management fee, development fee and royalty assignments. Such preferred convertible securities shall be convertible into either Class A Common Stock or Class B Common Stock (as applicable) at a conversion price equal to fifty percent of the market price of the applicable Class B Common Stock on the day prior to the date of issuance. In addition, these preferred convertible securities are callable for a cash, for a period of six months following the date of issuance; provided, however, that if called, IM shall have the option to convert the called preferred stock into either Class A Common Stock or Class B Common Stock (as applicable) at a conversion price equal to sixty-six and two thirds percent of the market price of the applicable Class B Common Stock on the business day immediately preceding the issuance date of preferred stock, and will include a blocker provision. In connection with the management services agreement with IM, RMR IP entered into a registration rights agreement which requires RMR IP to register for resale any securities issued as consideration under the management services agreement. The registration rights agreements provides for both demand and piggy back registration rights, and requires that IM not transfer any shares of RMR IP during a 90 day period following the effective date of a registration statement. The registration rights agreement terminates when the shares held by IM become eligible for resale pursuant to Rule 144.

Other than as set forth above, none of our current officers or directors have been involved in any material proceeding adverse to the Company or any transactions with the Company or any of its directors, executive officers, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Review, Approval or Ratification of Transactions with Related Persons

Although we have adopted a Code of Ethics, we also rely on our Board to review related party transactions on an ongoing basis to prevent conflicts of interest. Our Board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Director Independence

During the fiscal year ended September 30, 2014, we had no independent directors on our board. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

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UNDERWRITING

We have entered into an underwriting agreement with             , as representative of the underwriters, with respect to the Class B Common Stock being offered hereby. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, [_____] shares of Class B Common Stock.

Underwriter	Shares of Common Stock

Total

The underwriters are offering the Class B Common Stock. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the Class B Common Stock offered by this prospectus is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Class B Common Stock if any such securities are taken. However, the underwriters are not required to take or pay for the Class B Common Stock covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

If the underwriters sell more shares than the above number, the underwriters have an option for 30 days from the date of this prospectus to buy up to an additional [_____] shares of Class B Common Stock from us at the public offering price per share, less the underwriting discounts and commissions, to cover these sales. The underwriters may exercise this option at any time, in whole or in part, within 30 days after the date of this prospectus; however, the underwriters may only exercise the option once.

Commission and Expenses

The underwriters have advised us that they propose to offer the Class B Common Stock to the public at the public offering price per share set forth on the cover page of this prospectus and to certain dealers at such prices less a concession not in excess of $[    ] per share of common stock. After this offering, the public offering price of the shares and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

We estimate that expenses payable by us in connection with this offering of our Class B Common Stock, other than the underwriting discounts and commissions referred to above, will be approximately $[_____], which includes certain expenses incurred by the underwriters in connection with this offering. We have agreed to pay the out-of-pocket expenses incurred by the underwriters in connection with this offering, including the cost of counsel for the underwriters, up to an aggregate of $[_____].

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

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Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Ups/Restrictions on Future Sales

We have agreed, subject to limited exceptions, for a period of 180 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, any common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired, without the prior written consent of the representative of the underwriters. These restrictions on future issuances are subject to exceptions for (i) the issuance of our common stock sold in this offering, (ii) the issuance of our common stock upon the exercise of options or outstanding warrants and the vesting of restricted stock awards, (iii) the issuance of employee stock options and the grant of restricted stock awards or restricted stock units pursuant to our equity incentive plans and (iv) the issuance of our common stock pursuant to an employee stock purchase plan of ours. This 180-day period may be extended if (1) during the last 17 days of the 180-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the 180-day period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The representative of the underwriters may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

In addition, each of our directors and executive officers are entering into a lock-up agreement with the representative of the underwriters. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any of our common stock or securities convertible into or exchangeable for our common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of the representative of the underwriters, for a period of 180 days, subject to an 18 day extension under certain circumstances, from the closing date of this offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for (i) bona fide gifts and (ii) transfers to any trust for the direct or indirect benefit of immediate family members, or to certain affiliates, in each case so long as the transferee agrees to be bound by these restrictions.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriters’ website or our website and any information contained in any other website maintained by the underwriters or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacities as underwriters and should not be relied upon by investors.

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Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our common stock offered hereby is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for services provided in connection with this offering, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

On March 23, 2015, RMR Industrials entered into a letter agreement with             , pursuant to which              would act as a financial advisor, placement agent and underwriter in connection with various proposed transactions.

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Selling Restrictions

European Economic Area

This prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2011 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative of the underwriter for any such offer; or
(c)	in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase any common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2011 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2011 PD Amending Directive” means Directive 2011/73/EU.

United Kingdom

This prospectus are not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this are directed at, and this prospectus are only being distributed to, (1) persons who receive this prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49 (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. This prospectus are confidential and are provided to recipients on a personal basis and must not be transferred or assigned to persons who are not Relevant Persons. The transmission of this prospectus to any person other than Relevant Persons in the United Kingdom is unauthorized and may contravene FSMA and other United Kingdom securities laws and regulations. Any investment or investment activity to which this prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons.

The underwriters have represented, warranted and agreed that:

(a)	they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

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(b)	they have complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about our securities, and us we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

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RMR INDUSTRIALS, INC.

INDEX TO UNAUDITED FINANCIAL STATEMENT

FINANCIAL STATEMENTS

March 31, 2015

44

RMR Industrials, Inc.

Balance Sheet

March 31, 2015
(Unaudited)
ASSETS
Current assets
Cash	$4,733
Total current assets	4,733

Intangible asset, net	5,956
Total assets	$10,689

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$127,770
Accounts payable, related party	341,650
Accrued liabilities related party	385,743
Total liabilities	855,163

Stockholders' Deficit
Preferred stock, $0.001 par value, 50,000,000 shares authorized and none issued and outstanding	-
Class A common stock, $0.001 par value, 2,000,000,000 shares authorized, 35,785,858 shares issued and outstanding	35,786
Class B common stock, $0.001 par value, 2,000,000,000 shares authorized, 16,144,142 shares issued and outstanding	16,144
Common stock subscribed	(65)
Additional paid-in capital	(47,875)
Accumulated deficit	(848,464)
Total stockholders’ deficit	$(844,474)

Total liabilities and stockholders’ deficit	$10,689

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RMR Industrials, Inc.

Statements Of Operations (Unaudited)

For the three months ended March 31, 2015 and October 15, 2014 (inception) through March 31, 2015

	For the three months ended March 31, 2015	For the period October 15, 2014 (inception) through March 31, 2015
	(Unaudited)	(Unaudited)

Operating Expenses
Selling, general and administrative	$514,277	$848,464
Loss from operations	(514,277)	$(848,464)
Other income and expense	-	-
Loss before income tax provision	(514,277)	(848,464)
Income tax provision	-	-
Net loss	$(514,277)	$(848,464)

Basic and diluted loss per common share	$(0.02)	$(0.05)

Weighted average shares outstanding	33,138,877	17,660,838

The accompanying notes are an integral part of these financial statements.

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RMR Industrials, Inc.

Statement Of Cash Flows (Unaudited)

For the period from October 15, 2014 (inception) through March 31, 2015

For the period from October 15, 2014 (inception) through March 31, 2015
(Unaudited)
Cash flow from operating activities
Net loss	$(848,464)
Amortization expense	18,419
Adjustments to reconcile net income to net cash used by operating activities
Changes in operating assets and liabilities
Accounts payable	127,770
Accounts payable, related parties	317,275
Accrued liabilities, related parties	385,000
Net cash used in operating activities	$-

Net cash used in investing activities	-

Proceeds from issuance of common stock	4,733
Net cash provided by financing activities	4,733

Net increase/(decrease) in cash	4,733

Cash at beginning of period	-
Cash at end of period	$4,733

Supplemental cash flow information
Cash paid for interest	$-
Cash paid for income taxes	$-

Supplemental disclosure of non-cash transactions:

During the period ended March 31, 2015, the Company issued 26,286,201 shares of Class A and 1,390,000 shares of Class B common stock under subscription agreements valued at $3,031.

During the period ended March 31, 2015, the Company acquired an intangible asset from a related party, which has been accrued in accounts payable, related parties valued at $24,375

The accompanying notes are an integral part of these financial statements.

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RMR INDUSTRIALS, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 2015

NOTE A – FORMATION, CORPORATE CHANGES AND MATERIAL MERGERS AND ACQUISITIONS

Online Yearbook was incorporated in the State of Nevada on August 6, 2012. Online Yearbook was a development stage company with the principal business objective of developing and marketing an online yearbook.

On November 17, 2014, Rocky Mountain Resource Holdings LLC, a Nevada limited liability company (the “Purchaser”) became the majority shareholder of Online Yearbook, by acquiring 5,200,000 shares of common stock of Online Yearbook (the “Shares”), or 69.06% of the issued and outstanding shares of common stock, pursuant to stock purchase agreements with Messrs. El Maraana and Salah Blal. The Shares were acquired for an aggregate purchase price of $357,670. The Purchaser was the source of the funds used to acquire the Shares. In connection with Online Yearbook’s receipt of approval from the Financial Industry Regulatory Authority (“FINRA”), effective December 8, 2014, Online Yearbook amended its Articles of Incorporation to change its name from “Online Yearbook” to “RMR Industrials, Inc.”

RMR Industrials, Inc. (the “Company” or “RMRI”) is a development stage company which seeks to acquire and consolidate complimentary industrial assets. Typically these small to mid sized assets are the core manufacturer and supplier of specific bulk commodity minerals and chemicals distributed to the global manufacturer industry. RMRI’s consolidation strategy is to assemble a portfolio of mature and value-add industrial commodities businesses to generate scalable enterprises with a vast portfolio of products and services addressing a common and stable customer base.

On February 27, 2015 (the “Closing Date”), the Company entered into and consummated a merger transaction pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, OLYB Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”) and RMR IP, Inc., a Nevada corporation (“RMR IP”). In accordance with the terms of Merger Agreement, on the Closing Date, Merger Sub merged with and into RMR IP (the “Merger”), with RMR IP surviving the Merger as our wholly owned subsidiary.

RMR IP was formed to acquire and consolidate complimentary industrial commodity assets through capitalizing on the volatile oil markets, down cycles in commodity markets, and other ancillary opportunities. RMR IP is focused on managing the supply chain in order to offer a large and diverse set of products and services.

The Merger Agreement includes customary representations, warranties and covenants made by the Company, Merger Sub and RMR IP as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and are not intended to provide factual, business, or financial information about the Company, Merger Sub and RMR IP. Moreover, some of those representations and warranties (i) may not be accurate or complete as of any specified date, (ii) may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, (iii) may have been used for purposes of allocating risk among the Company, Merger Sub and RMR IP, rather than establishing matters as facts, and/or (iv) may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger Agreement and generally were solely for the benefit of the parties to the Merger Agreement.

For financial reporting purposes, the Merger represents a “reverse merger” rather than a business combination and RMR IP is deemed to be the accounting acquirer in the transaction. Consequently, the assets and liabilities and the historical operations that will be reflected in the Company’s future financial statements will be those of RMR IP. The Company’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of RMR IP after consummation of the Merger, and the historical financial statements of the Company before the Merger will be replaced with the historical financial statements of RMR IP before the Merger in all future filings with the SEC.

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On March 10, 2015, we formed United States Talc and Minerals Inc., incorporated in the State of Nevada as a wholly-owned subsidiary of the Company for the purpose of facilitating future acquisitions.

Basis of Presentation

The unaudited financial statements for the period ended March 31, 2015 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information in accordance with Securities and Exchange Commission (SEC) Regulation S-X rule 8-03. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of March 31, 2015 and the results of operations and cash flows for the periods then ended. The financial data and other information disclosed in these notes to the interim financial statements related to the period are unaudited.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. These financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that impact the reported amounts of assets, liabilities, and expenses, and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from those estimated amounts and assumptions used in the preparation of the financial statements.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less at the date of purchase to be cash equivalents. As of March 31, 2015, the Company had cash of $4,733 and no cash equivalents. The Company may occasionally maintain cash balances in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). The amounts are held with major financial institutions and are monitored by management to mitigate credit risk.

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Intangible Assets

Intangible assets are stated at cost and consist of an option contract. Amortization is computed on the straight-line method over the estimated useful or contractual life of these assets, whichever is shorter. Intangible assets consist of the following:

March 31, 2015
(Unaudited)
Option Contract	$24,375
Accumulated Amortization	(18,419)
Option Contract, Net	$5,956

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors considered include:

•	Significant changes in the operational performance or manner of use of acquired assets or the strategy for our overall business,

•	Significant negative market conditions or economic trends, and

•	Significant technological changes or legal factors which may render the asset obsolete.

The Company evaluated long-lived assets based upon an estimate of future undiscounted cash flows. Recoverability of these assets is measured by comparing the carrying value to the future net undiscounted cash flows expected to be generated by the asset. An impairment loss is recognized when the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset. Future net undiscounted cash flows include estimates of future revenues and expenses which are based on projected growth rates. The Company continually uses judgment when applying these impairment rules to determine the timing of the impairment tests, the undiscounted cash flows used to assess impairments and the fair value of a potentially impaired asset.

Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

- Level 1: Quoted market prices in active markets for identical assets or liabilities

- Level 2: Observable market-based inputs or inputs that are corroborated by market data

- Level 3: Unobservable inputs that are not corroborated by market data

Net Loss per Common Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period, without consideration for the potentially dilutive effects of converting stock options or restricted stock purchase rights outstanding. Diluted net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period and the potential dilutive effects of stock options or restricted stock purchase rights outstanding during the period determined using the treasury stock method. There are no such anti-dilutive common share equivalents outstanding as March 31, 2015 which were excluded from the calculation of diluted loss per common share.

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Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company's assets and liabilities and their financial statement reported amounts. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

A valuation allowance is recorded by the Company when it is more likely than not that some portion or all of a deferred tax asset will not be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Additionally, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefit recognized in the financial statements for a particular tax position is based on the largest benefit that is more likely than not to be realized upon settlement. Accordingly, the Company establishes reserves for uncertain tax positions. The Company has not recognized interest or penalties in its statement of operations and comprehensive loss since inception.

Recent Accounting Pronouncements

The Financial Accounting Standards Board recently issued Accounting Standards Update (ASU) 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter.

The Financial Accounting Standards Board recently issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, which eliminates the financial reporting distinction of being a development stage entity within U.S. generally accepted accounting principles. Accordingly, the ASU eliminates the incremental requirements for development stage entities to (a) present inception-to-date information in the statements of income, cash flows and shareholder’s equity, (b) label the financial statements as those of a development stage entity, (c) disclose a description of the development stage activities in which the entity is engaged and (d) disclose in the first year in which the development stage entity that in prior years it had been in the development stage. The amendments related to the elimination of inception-to-date information should be applied retrospectively. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early application of each of these amendments is permitted for any annual reporting period or interim period for which the entity’s financials statements has not yet been issued. The Company has elected early application of these amendments in these financial statements.

Management believes recently issued accounting pronouncements will have no impact on the financial statements of the Company.

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NOTE C – GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the business plan and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

During the next year, the Company’s foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and making the requisite filings with the Securities and Exchange Commission, and the payment of expenses associated with research and development. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, it has mostly relied upon internally generated funds and funds from the sale of shares of stock and from acquiring loans to finance its operations and growth. Management may raise additional capital through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company’s failure to do so could have a material and adverse effect upon it and its shareholders.

In the past year, the Company funded operations by using cash proceeds received through the issuance of common stock and proceeds from related party debt. For the coming year, the Company plans to continue to fund the Company through debt and securities sales and issuances until the company generates enough revenues through the operations as stated above.

NOTE D – TRANSACTIONS WITH RELATED PARTIES

Since inception, the Company accrued $341,650 in amounts owed to related parties for services performed or reimbursement of costs on behalf of the Company. In addition, the Company has accrued $385,000 for unpaid officers’ compensation expense in accordance with consulting agreements with our Chief Executive Officer and President. Under the terms of each consulting agreement, each consultant shall serve as an executive officer to the Company and receive monthly compensation of $35,000. The consulting agreements may be terminated by either party for breach or upon thirty days prior written notice.

On February 1, 2015, RMR, IP entered into a management services agreement with Industrial Management LLC (“IM”), to provide services to RMR, IP and affiliated entities, which include assistance in operational and administrative matters, identifying, analyzing, and structuring growth initiatives, and potential strategic acquisitions. As compensation for these services, RMR, IP will pay to IM an annual cash management fee in an amount equal to the greater of 2% of the Company’s annual gross revenues or $1,000,000, and a development fee with respect to any capital project incurred by RMR IP equal to 2% of total project costs. In addition, IM has the option to be assigned all available royalties from RMR IP’s mineral holdings, leases or interests greater than 75% of net revenue interests for all mineral rights or production of minerals. At IM’s sole discretion, it may choose to accept a preferred convertible security with a 15% dividend accruing quarterly in lieu of cash for some or all of the annual management fee, development fee and royalty assignments. Such preferred convertible securities shall be convertible into either Class A Common Stock or Class B Common Stock (as applicable) at a conversion price equal to fifty percent of the market price of the applicable Class B Common Stock on the day prior to the date of issuance. In addition, these preferred convertible securities are callable for a cash, for a period of six months following the date of issuance; provided, however, that if called, IM shall have the option to convert the called preferred stock into either Class A Common Stock or Class B Common Stock (as applicable) at a conversion price equal to sixty-six and two thirds percent of the market price of the applicable Class B Common Stock on the business day immediately preceding the issuance date of preferred stock, and will include a blocker provision. In connection with the management services agreement with IM, RMR IP entered into a registration rights agreement which requires RMR IP to register for resale any securities issued as consideration under the management services agreement. The registration rights agreements provides for both demand and piggy back registration rights, and requires that IM not transfer any shares of RMR IP during a 90 day period following the effective date of a registration statement. The registration rights agreement terminates when the shares held by IM become eligible for resale pursuant to Rule 144.

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NOTE E – INTANGIBLE ASSETS

The Company obtained an Option Agreement (“Option Agreement”) from RMR Holdings, Inc. with the Colorado School of Mines (“CSM”), which grants the Company an exclusive nine month option period to obtain an exclusive license for any patent rights owned by CSM. On August 25, 2014, CSM entered into the Option Agreement with the Company for a non-refundable fee of $30,000. Since the Company was in the process of formation, RMR Holdings, Inc. countersigned the Option Agreement with CSM on behalf of the Company. On October 15, 2014, the Company was incorporated in Nevada (Note 1) and RMR Holdings, Inc. assigned the Option Agreement to the Company. RMR Holdings, Inc. recorded amortization expense of $5,625 through October 15, 2014, which represented the elapsed time of holding the option since it was executed. The Company owed RMR Holdings, Inc. $24,375 which represented the approximate carrying value of RMR Holdings, Inc. at October 15, 2014, for an exclusive period which expires on May 25, 2015, to evaluate CSM’s existing patent rights, technology and market potential. The Company may extend the Option Agreement for two (2) three month periods in exchange for a $3,000 extension fee per each patent or patent application. The value of the Option Agreement will be amortized on a straight-line basis over the term of the exclusivity period.

NOTE F – STOCKHOLDERS DEFICIT

Preferred Stock

The Company has authorized 50,000,000 shares of preferred stock for issuance. At January 31, 2015, no preferred stock was issued and outstanding.

Common Stock

The Company has authorized 4,000,000,000 shares of common stock for issuance, including 2,000,000,000 shares of Class A Common Stock, 2,000,000,000 shares of Class B Common Stock. At March 31, 2015, the Company had 35,785,858 and 16,144,142 shares issued and outstanding of Class A Common Stock and Class B Common Stock, respectively.

The holders of Class A Common Stock will have the right to vote on all matters on which stockholders have the right to vote. The holders of Class B Common Stock will have the right to vote solely on matters where the vote of such holders is explicitly required under Nevada law.  The holders of Class A Common Stock and Class B Common stock will have equal distribution rights, provided that distributions in securities shall be made in either identical securities or securities with similar voting characteristics.  The holders of Class A Common Stock and Class B Common Stock will be entitled to receive identical per-share consideration upon a merger, conversion or exchange of the Company with another entity, and will have equal rights upon dissolutions, liquidation or winding-up.

Common Stock Subscription

During the period ended March 31, 2015, the Company issued 650,000 shares for stock subscriptions receivable of $65 in accordance with subscription agreements executed prior to March 31, 2015. As of the date of this report, the subscriptions receivable have been fully satisfied through the receipt of cash for shares issued.

NOTE G – SUBSEQUENT EVENT

The Company evaluated all events or transactions that occurred after March 31, 2015 through the date of this filing. The Company determined that it does not have any other subsequent event requiring recording or disclosure in the financial statements for the period ended March 31, 2015.

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RMR IP, INC.

9595 Wilshire Blvd., Suite 310

Beverly Hills, CA 90212

Report of Independent Registered Public Accounting Firm and

Audited Financial Statements

As of January 31, 2015 and for the period from

October 15, 2014 (inception) through January 31, 2015

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

RMR IP, Inc.

We have audited the accompanying balance sheet of RMR IP, Inc. as of January 31, 2015, and the related statements of operations, member’s deficit and cash flows for the period from October 15, 2014 (date of inception) through January 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RMR IP, Inc.as of January 31, 2015, and the results of its operations and its cash flows for the period from October 15, 2014 (date of inception) through January 31, 2015 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses, a working capital deficit, and has negative cash flows from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Hein & Associates LLP

Irvine, California
February 27, 2015, except for Note 2 as to which the date is May 8, 2015

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RMR IP INCORPORATED

Balance Sheet

January 31,
2015
Assets
Cash	$1,767
Current assets	1,767

Intangible assets, net	12,463
Total assets	$14,230

Liabilities and stockholders' equity
Accounts payable, related parties	$174,984
Accrued liabilities, related parties	245,000
Total liabilities	419,984

Stockholders' deficit:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized and none issued and outstanding
Class A common stock, $0.0001 par value, 100,000,000 shares authorized, 35,785,858 shares issued and outstanding	3,579
Class B common stock, $0.0001 par value, 450,000,000 shares authorized, 8,614,142 shares issued and outstanding	861
Common stock subscribed, not issued	(3,031)
Additional paid in capital	358
Accumulated deficit	(407,521)
Total stockholders' deficit	(405,754)
Total liabilities and stockholders' deficit	$14,230

The accompanying notes are an integral part of these financial statements.

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RMR IP, INCORPORATED

Statement of Operations and Comprehensive Loss

Period from October 15, 2014 (inception) through January 31, 2015
Operating expenses:
Selling, general, and administrative	$407,521
Loss from operations	(407,521)
Other income and expense	—
Loss before income tax provision	(407,521)
Income tax provision	—
Net loss and comprehensive loss	$(407,521)

Net loss per share, basic and diluted	$(0.50)
Basic and diluted weighted average shares outstanding	822,222

The accompanying notes are an integral part of these financial statements.

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RMR IP, INCORPORATED

Statement of Stockholders’ Equity

	Common Stock		Common Stock		Additional
	Class A		Class B		Paid-in	Common Stock	Accumulated
	Shares	Amount	Shares	Amount	Capital	Subscribed	Deficit	Total

Balance, October 15, 2014	-	$-	-	$-	$-	$-	$-	$-

Issuance of common stock through subscription	35,785,858	3,579	8,614,142	861	358	(3,031)	-	1,767

Net loss for the period ended January 31, 2015	-	-	-	-	-	-	(407,521)	(407,521)

Balance, January 31, 2015	35,785,858	$3,579	8,614,142	$861	$358	$(3,031)	$(407,521)	$(405,754)

See accompanying notes to financial statements.

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RMR IP, INCORPORATED

Statement of Cash Flows

Period from October 15, 2014 (inception) through January 31, 2015

Cash flows from operating activities:
Net loss	$(407,521)
Amortization expense	11,912
Adjustments to reconcile net loss to net cash provided by operating activities:
Accounts payable, related parties	150,609
Accrued liabilities, related parties	245,000
Net cash provided by operating activities	—

Proceeds from issuance of common stock	1,767
Net cash provided by financing activities	1,767

Net increase in cash	1,767
Cash at beginning of period	—
Cash at end of period	$1,767

Supplemental disclosures of cash flow information:
Cash paid for interest	$—
Cash paid for income taxes	$—

Supplemental disclosure of non-cash transactions:

During the period ended January 31, 2015, the Company issued 26,286,201 shares of Class A and 1,390,000 shares of Class B common stock under subscription agreements valued at $3,031.

During the period ended January 31, 2015, the Company acquired an intangible asset from a related party, which has been accrued in accounts payable, related parties valued at $24,375

The accompanying notes are an integral part of these financial statements.

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1. Organization and Basis of Presentation

RMR IP (the “Company”) was incorporated on October 15, 2014 as a Nevada corporation. RMR IP was formed to acquire and consolidate complimentary industrial commodity assets through capitalizing on the volatile oil market, down cycles in commodity markets, and other ancillary opportunities. Typically these assets are the core manufacturer and supplier of specific bulk commodity minerals, chemicals and petrochemicals distributed to the global manufacturing industry. The Company’s consolidation strategy is to assemble a portfolio of mature and value-add industrial commodities businesses to generate scalable enterprises with a large portfolio of products and services addressing a common and stable customer base. The Company is focused on managing the supply chain in order to offer a large and diverse set of products and services.

The cash flows generated by the businesses that we will operate will provide us with the ability to pursue further acquisitions in order to build on our existing segments, or to establish a new business platform for future growth. We plan to employ a disciplined approach to identify and evaluate potential acquisitions, only pursuing those that meet our financial and strategic criteria. We believe our discipline throughout the acquisition process will maximize the chances of long-term success. At January 31, 2015, the Company had cash of $1,767, and a working capital deficit of $418,217. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure.

The Company’s net loss and working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements for the period from October 15, 2014 (inception) through January 31, 2015 do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern. The Company may never become profitable, or if it does, it may not be able to sustain profitability on a recurring basis.

2. Restatement

The Company has restated its previously issued Statement of Cash Flows for the period from October 15, 2014 (inception) through January 31, 2015 to correct for an error in its presentation of a non-cash acquisition of an intangible asset. The Company restated its acquisition of an intangible asset of $24,375 as a non-cash transaction with a related party. The effect of the correction resulted in a reduction in cash flows provided by operating activities and removal of cash used in investing activities. The change in presentation had no effect on the Balance Sheet, Statement of Operations and Comprehensive Loss or Statement of Shareholders’ Equity.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that impact the reported amounts of assets, liabilities, and expenses, and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from those estimated amounts and assumptions used in the preparation of the financial statements.

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Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less at the date of purchase to be cash equivalents. As of January 31, 2015, the Company had cash of $1,767 and no cash equivalents. The Company occasionally maintains cash balances in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). The amounts are held with major financial institutions and are monitored by management to mitigate credit risk.

Intangible Assets

Intangible assets are stated at cost and consist of an option contract. Amortization is computed on the straight-line method over the estimated useful or contractual life of these assets, whichever is shorter. Intangible assets consist of the following:

January 31, 2015

Option Contract	$24,375
Accumulated Amortization	(11,912)

Option Contract, Net	$12,463

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors considered include:

•	Significant changes in the operational performance or manner of use of acquired assets or the strategy for our overall business,

•	Significant negative market conditions or economic trends, and

•	Significant technological changes or legal factors which may render the asset obsolete.

The Company evaluated long-lived assets based upon an estimate of future undiscounted cash flows. Recoverability of these assets is measured by comparing the carrying value to the future net undiscounted cash flows expected to be generated by the asset. An impairment loss is recognized when the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset. Future net undiscounted cash flows include estimates of future revenues and expenses which are based on projected growth rates. The Company continually uses judgment when applying these impairment rules to determine the timing of the impairment tests, the undiscounted cash flows used to assess impairments and the fair value of a potentially impaired asset.

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Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

- Level 1: Quoted market prices in active markets for identical assets or liabilities

- Level 2: Observable market-based inputs or inputs that are corroborated by market data

- Level 3: Unobservable inputs that are not corroborated by market data

Net Loss per Common Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period, without consideration for the potentially dilutive effects of converting stock options or restricted stock purchase rights outstanding. Diluted net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period and the potential dilutive effects of stock options or restricted stock purchase rights outstanding during the period determined using the treasury stock method. There are no such anti-dilutive common share equivalents outstanding as January 31, 2015 which were excluded from the calculation of diluted loss per common share.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company's assets and liabilities and their financial statement reported amounts. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

A valuation allowance is recorded by the Company when it is more likely than not that some portion or all of a deferred tax asset will not be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Additionally, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefit recognized in the financial statements for a particular tax position is based on the largest benefit that is more likely than not to be realized upon settlement. Accordingly, the Company establishes reserves for uncertain tax positions. The Company has not recognized interest or penalties in its statement of operations and comprehensive loss since inception.

Recent Accounting Pronouncements

The Financial Accounting Standards Board recently issued Accounting Standards Update (ASU) 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter.

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The Financial Accounting Standards Board recently issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, which eliminates the financial reporting distinction of being a development stage entity within U.S. generally accepted accounting principles. Accordingly, the ASU eliminates the incremental requirements for development stage entities to (a) present inception-to-date information in the statements of income, cash flows and shareholder’s equity, (b) label the financial statements as those of a development stage entity, (c) disclose a description of the development stage activities in which the entity is engaged and (d) disclose in the first year in which the development stage entity that in prior years it had been in the development stage. The amendments related to the elimination of inception-to-date information should be applied retrospectively. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early application of each of these amendments is permitted for any annual reporting period or interim period for which the entity’s financials statements has not yet been issued. The Company has elected early application of these amendments in these financial statements.

Management believes recently issued accounting pronouncements will have no impact on the financial statements of the Company.

4. Transactions with Related Parties

Since inception, the Company accrued $174,984 in amounts owed to related parties for services performed or reimbursement of costs on behalf of the Company. In addition, the Company has accrued $245,000 for unpaid officers’ compensation expense in accordance with consulting agreements with our Chief Executive Officer and President. Under the terms of each consulting agreement, each consultant shall serve as an executive officer to the Company and receive monthly compensation of $35,000. The consulting agreements may be terminated by either party for breach or upon thirty days prior written notice.

5. Intangible Assets

The Company obtained an Option Agreement (“Option Agreement”) from RMR Holdings, Inc. with the Colorado School of Mines (“CSM”), which grants the Company an exclusive nine month option period to obtain an exclusive license for any patent rights owned by CSM. On August 25, 2014, CSM entered into the Option Agreement with the Company for a non-refundable fee of $30,000. Since the Company was in the process of formation, RMR Holdings, Inc. countersigned the Option Agreement with CSM on behalf of the Company. On October 15, 2014, the Company was incorporated in Nevada (Note 1) and was prepared to accept the Option Agreement. RMR Holdings, Inc. recorded amortization expense of $5,625 through October 15, 2014, which represented the elapsed time of holding the option since it was executed. The Company owed RMR Holdings, Inc. $24,375 which represented the approximate carrying value of RMR Holdings, Inc. at October 15, 2014, for an exclusive period which expires on May 25, 2015, to evaluate CSM’s existing patent rights, technology and market potential. The Company may extend the Option Agreement for two (2) three month periods in exchange for a $3,000 extension fee per each patent or patent application. The value of the Option Agreement will be amortized on a straight-line basis over the term of the exclusivity period.

6. Stockholders' Deficit

Preferred Stock

The Company has authorized 50,000,000 shares of preferred stock for issuance. At January 31, 2015, no preferred stock was issued and outstanding.

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Common Stock

The Company has authorized 600,000,000 shares of capital stock for issuance, including 100,000,000 shares of Class A Common Stock, 450,000,000 shares of Class B Common Stock and 50,000,000 shares of Preferred Stock. At January 31, 2015, the Company had 35,785,858 and 8,612,142 shares issued and outstanding of Class A Common Stock and Class B Common Stock, respectively.

The holders of Class A Common Stock will have the right to vote on all matters on which stockholders have the right to vote. The holders of Class B Common Stock will have the right to vote solely on matters where the vote of such holders is explicitly required under Nevada law.  The holders of Class A Common Stock and Class B Common stock will have equal distribution rights, provided that distributions in securities shall be made in either identical securities or securities with similar voting characteristics.  The holders of Class A Common Stock and Class B Common Stock will be entitled to receive identical per-share consideration upon a merger, conversion or exchange of the Company with another entity, and will have equal rights upon dissolutions, liquidation or winding-up.

Common Stock Subscription

During the period ended January 31, 2015, the Company issued 27,676,201 shares for stock subscriptions receivable of $3,030 in accordance with subscription agreements executed prior to January 31, 2015. As of the date of this report, the subscriptions receivable had not been satisfied through the receipt of cash for shares issued.

7. Income Taxes

There is no provision for income taxes because the Company has incurred operating losses since inception. At January 31, 2015, the Company has concluded that it is more likely than not that the Company may not realize the benefit of its deferred tax assets due to losses generated and uncertainties surrounding its ability to generate future taxable income. Accordingly, the net deferred tax assets have been fully reserved.

Net deferred tax assets consist of the following components:

January 31, 2015
Deferred tax asset:
Net operating loss carryforwards	$(142,632)
Valuation allowance	142,632
Net deferred tax asset	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income statutory tax rates to pretax income (loss) from continuing operations as follows:

January 31, 2015

Tax benefit at statutory rates	$(142,632)
Change in valuation allowance	142,632
Net provision for income taxes	$-

The Company has accumulated net operating loss carryovers of approximately $407,521 as of January 31, 2015 which are available to reduce future taxable income.  Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes may be subject to annual limitations. A change in ownership may limit the utilization of the net operating loss carry forwards in future years. The tax losses begin to expire in 2033.

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8. Subsequent Events

On February 1, 2015, RMR, IP entered into a management services agreement with Industrial Management LLC (“IM”), to provide services to RMR, IP and affiliated entities, which include assistance in operational and administrative matters, identifying, analyzing, and structuring growth initiatives, and potential strategic acquisitions. As compensation for these services, RMR, IP will pay to IM an annual cash management fee in an amount equal to the greater of 2% of the Company’s annual gross revenues or $1,000,000, and a development fee with respect to any capital project incurred by RMR IP equal to 2% of total project costs. In addition, IM has the option to be assigned all available royalties from RMR IP’s mineral holdings, leases or interests greater than 75% of net revenue interests for all mineral rights or production of minerals. At IM’s sole discretion, it may choose to accept a preferred convertible security with a 15% dividend accruing quarterly in lieu of cash for some or all of the annual management fee, development fee and royalty assignments. Such preferred convertible securities shall be convertible into either Class A Common Stock or Class B Common Stock (as applicable) at a conversion price equal to fifty percent of the market price of the applicable Class B Common Stock on the day prior to the date of issuance. In addition, these preferred convertible securities are callable for a cash, for a period of six months following the date of issuance; provided, however, that if called, IM shall have the option to convert the called preferred stock into either Class A Common Stock or Class B Common Stock (as applicable) at a conversion price equal to sixty-six and two thirds percent of the market price of the applicable Class B Common Stock on the business day immediately preceding the issuance date of preferred stock, and will include a blocker provision. In connection with the management services agreement with IM, RMR IP entered into a registration rights agreement which requires RMR IP to register for resale any securities issued as consideration under the management services agreement.

On February 27, 2015 (the “Closing Date”), the Company RMR Industrials, Inc. (“RMRI”), a Nevada corporation, entered into and consummated a merger transaction pursuant to an Agreement and Plan of Merger dated February 27, 2015 (the “Merger Agreement”) by and among the Company, RMR Industrials, Inc. (“RMRI”), a Nevada corporation and OLYB Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of RMRI (“Merger Sub”). In accordance with the terms of Merger Agreement, on the Closing Date, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as our wholly owned subsidiary. The Merger Agreement is among entities under common control and includes customary representations, warranties and covenants made by the Company, Merger Sub and RMR IP as of specific dates. For financial reporting purposes, the Merger represents a “reverse merger” rather than a business combination and the Company is deemed to be the accounting acquirer in the transaction.

On February 26, 2015, the Company’s 2015 Equity Incentive Plan (the “Plan”) has been approved and adopted by the Company.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$2,324
Transfer/Edgar Agent Fees	$10,000
Accounting Fees and Expenses	$5,000
Legal Fees	$50,000
Total	$67,324

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Law

Section 78.7502 of the Nevada Revised Statutes (“NRS”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, NRS 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.752 allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

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Other financial arrangements made by the corporation pursuant to NRS 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to NRS 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the shareholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Charter Provisions and Other Arrangements of the Registrant

Pursuant to the provisions of the NRS, we have adopted the following provisions in our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws for our directors and officers:

Articles of Incorporation

Indemnification; Payment of Expenses. To the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502 and 78.751(3)) and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

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Bylaws

For purposes of this Article, (A) “Indemnitee” shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a director, officer, employee or agent (including, without limitation, as a trustee, fiduciary, administrator or manager) of the Corporation or any predecessor entity thereof, or is or was serving in any capacity at the request of the Corporation as a director, officer, employee or agent (including, without limitation, as a trustee, fiduciary, administrator, partner, member or manager) of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise; and (B) “Proceeding” shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, or investigative.

(ii)                Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Nevada, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

(iii)                Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or who has ceased to serve, at the request of the Corporation, as a director, officer, employee, agent, trustee, fiduciary, administrator, partner, member or manager of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise, and such indemnification shall inure to the benefit of such Indemnitee’s heirs, executors and administrators.

(iv)                The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as such expenses are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of such Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in by him or her in connection with the defense.

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Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On February 27, 2015, we issued an aggregate of 35,785,858 shares of Class A Common Stock and an aggregate of 16,144,142 shares of Class B Common Stock to the shareholders of RMR IP as consideration for the Merger.

The issuance of the shares of Class A Common Stock and Class B Common Stock pursuant to the Merger Agreement was exempt from registration in reliance upon Regulation D of the Securities Act as the investors are “accredited investors,” as such term is defined in Rule 501(a) under the Securities Act, such determination based upon representations made by such investors.

ITEM 16. EXHIBITS

The following exhibits are included as part of this registration statement on Form S-1 by reference:

(b)	Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated February 27, 2015, between RMR Industrials, Inc., OLYB Acquisition Corporation and RMR IP, Inc. (incorporated by reference to our Current Report on Form 8-K/A filed on April 14, 2015)

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to our Current Report on Form 8-K/A filed on April 14, 2015)

3.2	Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K filed on February 27, 2015).
5.1**	Opinion of Greenberg Traurig, LLP

10.1	Management Services Agreement dated as of February 1, 2015, between Industrial Management LLC and RMR IP, Inc. (incorporated by reference to our Current Report on Form 8-K/A filed on April 14, 2015)

10.2	Option Agreement, dated August 25, 2014, between Colorado School of Mines and RMR IP, Inc. (incorporated by reference to our Current Report on Form 8-K/A filed on April 14, 2015)

10.3	Consulting Agreement, dated October 15, 2014, between RMR IP, Inc. and Gregory Dangler (incorporated by reference to our Current Report on Form 8-K/A filed on April 14, 2015)

10.4	Consulting Agreement, dated October 15, 2014, between RMR IP, Inc. and Chad Brownstein (incorporated by reference to our Current Report on Form 8-K/A filed on April 14, 2015)

10.5	Consulting Agreement, dated October 15, 2014, between RMR IP, Inc. and Principio Management LLC (incorporated by reference to our Current Report on Form 8-K/A filed on April 14, 2015)

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10.6	Consulting Agreement, dated October 15, 2014, between RMR IP, Inc. and 77727111, LLC (incorporated by reference to our Current Report on Form 8-K/A filed on April 14, 2015)

10.7	Registration Rights Agreement, dated February 1, 2015, between RMR IP, Inc. and Industrial Management, LLC (incorporated by reference to our Amendment No. 2 to the Current Report on Form 8-K/A filed on May 8, 2015).

10.8	Voting Agreement, dated February 27, 2015, between Principio Management LLC and 77727111, LLC (incorporated by reference to our Amendment No. 2 to the Current Report on Form 8-K/A filed on May 8, 2015).

10.9	Assignment Agreement, dated October 15, 2014, between RMR Holdings, Inc. and RMR IP, Inc. (incorporated by reference to our Amendment No. 2 to the Current Report on Form 8-K/A filed on May 8, 2015).

21	List of Subsidiaries – RMR IP, Inc., a Nevada corporation
23.1*	Consent of Hein & Associates LLP
23.2**	Consent of Greenberg Traurig, LLP
24*	Power of Attorney
101*	Interactive Data File

*Filed Herewith

**To Be Filed By Amendment

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The registrant hereby undertakes that:

•            For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

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•            For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beverly Hills, State of California, on July 1, 2015.

RMR Industrials Inc.

By:	/s/ Chad Brownstein
Chad Brownstein
Chief Executive Officer
(Principal Executive Officer

By:	/s/ Gregory M. Dangler
Gregory M. Dangler
President, Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

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SIGNATURES AND POWER OF ATTORNEY

Known All Persons By These Present, that each person whose signature appears below appoints Mr. Gregory Dangler as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, to sign any amendment (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his/her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Chad Brownstein	Chief Executive Officer and	July 1, 2015
Chad Brownstein	Chairman of the Board of Directors (Principal Executive Officer)

/s/ Gregory M. Dangler	President, Chief Financial Officer	July 1, 2015
Gregory M. Dangler	and Member of the Board of Directors

/s/ Andrew Peltz	Member of the Board of Directors	July 1, 2015
Gregory M. Dangler

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